Form 10-K, Exhibit 13
period 1999-12-31
WORLD MONITOR TRUST SERIES A
filed 2000-03-30
CIK 1051822

                                                         1999
--------------------------------------------------------------------------------
World Monitor Trust--Series A                            Annual
                                                         Report

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

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material aspects, the financial position of World Monitor Trust--Series A at December 31, 1999 and 1998, and the results of its operations for the year ended December 31, 1999 and the period from June 10, 1998 (commencement of operations) to December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

January 28, 2000

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              December 31,
                                                                      -----------------------------
                                                                          1999             1998
---------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                   $26,587,416      $11,008,050
Net unrealized gain on open futures contracts                              924,338          258,813
                                                                      -------------     -----------
Total assets                                                           $27,511,754      $11,266,863
                                                                      -------------     -----------
                                                                      -------------     -----------
LIABILITIES AND TRUST CAPITAL
Liabilities
Net unrealized loss on open forward contracts                          $ 2,211,068      $   362,056
Commissions payable                                                        185,065           74,604
Management fees payable                                                     48,596           19,457
Redemptions payable                                                         83,436               --
                                                                      -------------     -----------
Total liabilities                                                        2,528,165          456,117
                                                                      -------------     -----------
Commitments
Trust capital
Limited interests (320,147.380 and 108,568.155 interests
outstanding)                                                            24,729,908       10,673,116
General interests (3,284.000 and 1,400.000 interests outstanding)          253,681          137,630
                                                                      -------------     -----------
Total trust capital                                                     24,983,589       10,810,746
                                                                      -------------     -----------
Total liabilities and trust capital                                    $27,511,754      $11,266,863
                                                                      -------------     -----------
                                                                      -------------     -----------
Net asset value per limited and general interest ('Interests')         $     77.25      $     98.31
                                                                      -------------     -----------
                                                                      -------------     -----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                   For the period
                                                                                        from
                                                                                    June 10, 1998
                                                                                  (commencement of
                                                                   Year ended      operations) to
                                                                  December 31,      December 31,
                                                                      1999              1998
---------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions                $(3,253,798 )       $ 174,935
Net unrealized loss on open commodity positions                    (1,183,487 )        (103,243)
Interest income                                                       922,393           272,034
                                                                  ------------    -----------------
                                                                   (3,514,892 )         343,726
                                                                  ------------    -----------------
EXPENSES
Commissions                                                         1,348,655           381,231
Management fees                                                       347,528            98,289
Incentive fees                                                            385            36,064
                                                                  ------------    -----------------
                                                                    1,696,568           515,584
                                                                  ------------    -----------------
Net loss                                                          $(5,211,460 )       $(171,858)
                                                                  ------------    -----------------
                                                                  ------------    -----------------
ALLOCATION OF NET LOSS
Limited interests                                                 $(5,154,378 )       $(170,904)
                                                                  ------------    -----------------
                                                                  ------------    -----------------
General interests                                                 $   (57,082 )       $    (954)
                                                                  ------------    -----------------
                                                                  ------------    -----------------
NET LOSS PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST
Net loss per weighted average limited and general interest        $    (27.31 )       $   (1.96)
                                                                  ------------    -----------------
                                                                  ------------    -----------------
Weighted average number of limited and general interests
  outstanding                                                         190,828            87,552
                                                                  ------------    -----------------
                                                                  ------------    -----------------
---------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Trust capital--December 31, 1997                 10.000     $   --          $  1,000      $     1,000
Contributions                               111,257.885      10,972,172      137,584       11,109,756
Net loss                                        --             (170,904)        (954 )       (171,858)
Redemptions                                  (1,299.730)       (128,152)       --            (128,152)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1998            109,968.155      10,673,116      137,630       10,810,746
Contributions                               255,845.193      23,000,355      190,540       23,190,895
Net loss                                        --           (5,154,378)     (57,082 )     (5,211,460)
Redemptions                                 (42,381.968)     (3,789,185)     (17,407 )     (3,806,592)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1999+           323,431.380     $24,729,908     $253,681      $24,983,589
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
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

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust (the 'Trust') is a business trust organized under the laws of Delaware on December 17, 1997. The Trust commenced trading operations on June 10, 1998 and will terminate on December 31, 2047 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement. The Trust consists of three separate and distinct series ('Series'):
Series A, B and C. The assets of each Series are segregated from the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI') which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. PSI is the selling agent for the Trust as well as the commodity broker ('Commodity Broker') of the Trust.

The Offering

   Beneficial interests in each Series ('Interests') are being offered once each week until each Series' subscription maximum has been issued either through sale or exchange. On June 10, 1998, a sufficient number of subscriptions for each Series had been received and accepted by the Managing Owner to permit each Series to commence trading. Series A completed its initial offering with gross proceeds of $6,039,177 from the sale of 59,631.775 limited interests and 760 of general interests.

   Series A was offered until it achieved its subscription maximum of $34,000,000 during November 1999. Series B and Series C will continue to be offered to investors who meet certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account) per subscriber, although the minimum purchase for any single Series is $1,000. Interests in Series B and Series C will continue to be offered on a weekly basis at the net asset value per Interest ('Continuous Offering Period') until the subscription maximum of $33,000,000 for each Series is sold. Additional purchases may be made in $100 increments.

   The Managing Owner is required to maintain at least a 1% interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner, and it will make such contributions (and in return will receive such general interests) as are necessary to effect this requirement.

The Trading Advisor

   Each Series has its own independent commodity trading advisor that makes that Series' trading decisions. The Managing Owner has allocated 100% of the proceeds from the initial and continuous offering of Series A to its trading advisor. The Managing Owner, on behalf of the Trust, initially entered into an advisory agreement (the 'Initial Advisory Agreement') with Eagle Trading Systems, Inc. ('Trading Advisor') to make the trading decisions for Series A utilizing both the Eagle-Global System and the Eagle-FX System.

   Effective December 6, 1999, the Eagle-Global System became the exclusive trading program used by the Trading Advisor to trade Series A's assets. In conjunction with this change, the Managing Owner and the Trading Advisor voluntarily agreed to terminate the Initial Advisory Agreement and enter into a new advisory agreement (the 'New Advisory Agreement') effective March 21, 2000 as more fully discussed in Note G.

Exchanges, Redemptions and Termination

   Interests owned in one Series may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Interests in those Series are being offered to the public. Since Interests in Series A are no longer being offered, participants can no longer exchange their Interests from Series B and/or Series C into Series A; however, participants can currently continue to exchange their Interests from Series A to Series B and/or Series C. Exchanges are made at the applicable Series' then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request is effected. The exchange of Interests is treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the Series exchanged into.

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

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of Series A are prepared in accordance with generally accepted accounting principles.

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

   Certain balances from the prior period have been reclassified to conform with the current financial statement presentation.

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

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities, which Series A adopted effective October 1, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. SFAS No. 133 supersedes SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments and SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity like Series A which carries its assets at fair value. The adoption of SFAS No. 133 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

C. Fees

Organizational, offering, general and administrative costs

   PSI or its affiliates paid the costs of organizing Series A and offering its Interests and pays the administrative costs incurred by the Managing Owner or its affiliates for services it performs for Series A. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other routine third party administrative costs also are paid by PSI or its affiliates.

Management and incentive fees

   Through March 2000, Series A paid its Trading Advisor a management fee at an annual rate of 2% of Series A's net asset value allocated to its management at which time the rate was changed as described in Note G. The management fee is determined weekly and the sum of such weekly amounts is paid monthly. Series A also pays its Trading Advisor a quarterly incentive fee equal to 23% of such Trading Advisor's 'New High Net Trading Profits' (as defined in the advisory agreement). The incentive fee also accrues weekly.

Commissions

   The Managing Owner and the Trust entered into a brokerage agreement with PSI to act as Commodity Broker for each Series whereby Series A pays a fixed fee for brokerage services rendered at an annual rate of 7.75% of Series A's net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. From this fee, PSI pays execution costs (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees), as well as compensation to employees who sell Interests.

D. Related Parties

   The Managing Owner or its affiliates perform services for Series A which include but are not limited to: brokerage services, accounting and financial management, registrar, transfer and assignment functions, investor communications, printing and other administrative services. As further described in Note C, except for costs related to brokerage services, PSI or its affiliates pay the costs of these services in addition to Series A's routine operational, administrative, legal and auditing costs.

   The costs charged to Series A for brokerage services for the year ended December 31, 1999 and the period from June 10, 1998 (commencement of operations) to December 31, 1998 were $1,348,655 and $381,231, respectively.

   All of the proceeds of the offering of Series A were received in the name of Series A and were deposited at PSI. Series A's assets are maintained either in trading or cash accounts with PSI or, for margin purposes, with the various exchanges on which Series A is permitted to trade. PSI credits Series A monthly with 100% of the interest earned on the average net assets in Series A's accounts.

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

   As of December 31, 1999, a non-U.S. affiliate of the Managing Owner owns
101.112 limited interests of Series A. Additionally, a director of the Managing Owner owns 249.687 limited interests of Series A.

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

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in unrealized gain (loss) on open futures and forward positions reflected in the statements of financial condition. Series A's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by Series A as well as the liquidity of the markets in which the contracts are traded.

   Futures and options contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures and options contracts are typically perceived to be less than those associated with forward contracts because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, Series A must rely solely on the credit of its broker (PSI) with respect to forward transactions. Series A presents unrealized gains and losses on open forward positions, if any, as a net amount in the statements of financial condition because it has a master netting agreement with PSI.

   The Managing Owner attempts to minimize both credit and market risks by requiring Series A and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among Series A, the Managing Owner and the Trading Advisor, Series A shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 33 1/3% from the value at the beginning of any year or since the commencement of trading activities. Furthermore, the Second Amended and Restated Declaration of Trust and Trust Agreement provides that Series A will liquidate its positions, and eventually dissolve, if Series A experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interests of Series A.

   PSI, when acting as the futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series A all assets of Series A relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1999, such segregated assets totalled $24,234,466. Part 30.7 of the CFTC regulations also requires PSI to secure assets of Series A related to foreign futures and options trading which totalled $3,277,288 at December 31, 1999. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1999, all open futures and forward contracts mature within six months.

   Gross contract amounts represent Series A's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures or forward contract). Gross contract amounts significantly exceed future cash requirements as Series A intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series A considers the 'fair value' of its futures and forward contracts to be the net unrealized gain or loss on the contracts. Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with Series A's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since its potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   As of December 31, 1998, gross contract amounts of open futures and forward contracts for Series A were:

Interest Rate Futures:
  Commitments to purchase                                 $18,683,310
  Commitments to sell                                      16,579,358
Currency Forwards:
  Commitments to purchase                                     362,056
Commodity Futures:
  Commitments to sell                                       3,076,903

The following table presents the fair value of futures and forward contracts at December 31, 1999 and December 31, 1998.

                                                            1999                          1998
                                                 --------------------------     ------------------------
                                                   Assets       Liabilities      Assets      Liabilities
                                                 ----------     -----------     --------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates                              $  255,937     $        --     $     --      $       --
     Stock indices                                  160,500              --           --              --
     Commodities                                      1,963          49,265       31,724          11,760
  Foreign exchanges
     Interest rates                                  25,510          32,558      204,523              --
     Stock indices                                  425,095              --           --              --
     Commodities                                    137,156              --       34,326              --
Forward Contracts:
  Currencies                                         88,948       2,300,016           --         362,056
                                                 ----------     -----------     --------     -----------
                                                 $1,095,109     $ 2,381,839     $270,573      $  373,816
                                                 ----------     -----------     --------     -----------
                                                 ----------     -----------     --------     -----------

   The following table presents the average fair value and trading revenues of futures and forward contracts for the period from June 10, 1998 (commencement of operations) through December 31, 1998.

                                                                      Average
                                                                     Fair Value
                                                         ----------------------------------      Trading
                                                               Assets           Liabilities     Revenues
                                                         ------------------     -----------     ---------
Futures Contracts:
  Domestic exchanges
     Stock indices                                            $     --           $       --     $(44,325)
     Currencies                                                 16,840                2,196     (335,203)
     Commodities                                                60,041               11,195       131,508
  Foreign exchanges
     Interest rates                                            149,855                  605       741,756
     Stock indices                                              16,850                2,215        32,523
     Commodities                                                 5,085               83,278     (161,602)
Forward Contracts:
     Currencies                                                245,765              356,962     (292,965)
                                                         ------------------     -----------     ---------
                                                              $494,436           $  456,451     $  71,692
                                                         ------------------     -----------     ---------
                                                         ------------------     -----------     ---------

G. Subsequent Event

   In conjunction with the change in the trading programs utilized by the Trading Advisor as discussed in Note A, the Managing Owner and the Trading Advisor voluntarily agreed to terminate the Initial Advisory Agreement and enter into a New Advisory Agreement effective March 21, 2000. Pursuant to the New Advisory Agreement, the Trading Advisor will be paid a weekly management fee at an annual rate of 1% of Series A's net asset value until the net asset value per Interest is at least $80 for a period of 10 consecutive business days, at which time the weekly management fee will be increased to an annual rate of 2% (i.e. the rate pursuant to the Initial Advisory Agreement). Additionally, although the term of the New Advisory Agreement commenced on March 21, 2000, the Trading Advisor must recoup all trading losses incurred under the Initial Advisory Agreement before an incentive fee is paid. The New Advisory Agreement may be terminated at the discretion of the Managing Owner.

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

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series A commenced operations on June 10, 1998 with gross proceeds of $6,039,177 allocated to commodities trading. Interests in Series A continued to be offered weekly until Series A achieved its subscription maximum of $34,000,000 during November 1999. Interests in Series A may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions of limited interests for the year ended December 31, 1999 and for the period from June 10, 1998 (commencement of operations) through December 31, 1999 were $3,789,185 and $3,917,337, respectively. Additionally, Interests owned in one Series may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Interests in those Series are being offered to the public. Since Interests in Series A are no longer being offered, participants can no longer exchange their Interests from Series B and/or Series C into Series A; however, participants can currently continue to exchange their Interests from Series A to Series B and/or Series C. Future redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 1999, 100% of Series A's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash which is used as margin for Series A's trading in commodities. Inasmuch as the sole business of Series A is to trade in commodities, Series A continues to own such liquid assets to be used as margin. PSI credits Series A monthly with 100% of the interest it earns on the average net assets in Series A's accounts.

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

   Since Series A's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contract (credit risk). Series A's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of Series A's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond Series A's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring Series A and its Trading Advisor to abide by various trading limitations and policies which include limiting margin amounts trading only in liquid markets and utilizing stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with Series A's futures, forward and options contracts.

   Series A does not have, nor does it expect to have, any capital assets.

Results of Operations

   Series A commenced trading operations on June 10, 1998, and as such, comparative analysis of the 1999 full year results versus the 1998 partial year results is not meaningful. Additionally, Series A's asset levels have continually increased since the commencement of operations in June 1998, primarily from additional contributions. These rising asset levels have led to proportionate increases in the amount of interest earned by Series A as well as the commissions and management fees incurred.

   As of December 31, 1999, Series A reported a net asset value per Interest of $77.25, a decrease of 21.42% from the December 31, 1998 net asset value per Interest of $98.31, which was a decrease of 1.69% from the June 10, 1998 initial net asset value per Interest of $100.00. These returns compare negatively to the MAR (Managed Accounts Reports) Fund/Pool Index which returned a gain of 1.48% in 1999 and a gain of 4.74% for the June 1998 through December 1998 period. MAR tracked the performance of 317 and 281 futures funds in 1999 and 1998, respectively.

   Series A's negative performance in 1999 was attributable to losses in the currency, metal, and financial sectors. Gains were achieved in the energy, grain, and index sectors.

   By far the largest losses were experienced in the currency sector. Series A suffered from the volatility and range bound nature of many currencies in which it invests. Currency sector positions added profits in the first quarter, but failed to add gains in subsequent quarters. In the second quarter, Series A experienced losses in the Singapore dollar, Japanese yen, and Australian dollar. Increased volatility drove losses in the Singapore dollar. In Japan, as the economy strengthened, officials feared a premature strengthening of the yen might inhibit growth, thus, causing the Bank of Japan to intervene by selling yen, causing long yen positions to incur losses. Influenced by Asia's economic recovery, the Australian dollar began to rise; however, as gold prices fell to a record low, commodity based currencies like the Australian dollar tumbled, leading to losses in long positions. The Australian dollar reversed in the third quarter as it rose, along with the Canadian dollar, when the price of gold surged in September. Short Canadian and Australian dollar positions recorded losses. During the third quarter, long Swiss franc, euro and British pound positions lost money. In Europe, despite sluggish German exports and a rapidly expanding money supply, a strong economy made possible a rate hike by the European Central Bank. Additionally, the Bank of England shocked markets with a 25 basis point interest rate hike. The Swiss franc bottomed out early in the quarter after trading passed an 8-year low against the U.S. dollar. The Swiss franc fell again in the fourth quarter when the Swiss National Bank added liquidity to their domestic money market in an attempt to keep interest rates from rising due to millennium-related liquidity concerns. The euro also fell amid fears that the European economic recovery was stagnating. Also pressuring the euro was the continuing strength of the U.S. economy and concerns over the slow pace of German economic reforms. Finally, strong economic data from Canada pushed the Canadian dollar higher against the U.S. dollar during the last week of December. Short Canadian dollar positions lost value.

   The currency sector losses were primarily incurred through the use of the Eagle-FX System, one of the two trading programs used by Series A's trading advisor, Eagle Trading Systems, Inc. (the 'Trading Advisor'), to trade Series A's assets. Effective December 6, 1999, the Eagle-Global System became the exclusive trading program used by the Trading Advisor to trade Series A's assets. In conjunction with this change, the Managing Owner and the Trading Advisor voluntarily agreed to terminate the initial advisory agreement (the 'Initial Advisory Agreement') and enter into a new advisory agreement (the 'New Advisory Agreement') effective March 21, 2000. Pursuant to the New Advisory Agreement, the Trading Advisor will be paid a weekly management fee at an annual rate of 1% of Series A's net asset value until the net asset value per Interest is at least $80 for a period of 10 consecutive business days, at which time the weekly management fee will be increased to an annual rate of 2% (i.e. the rate pursuant to the Initial Advisory Agreement). Additionally, although the term of the New Advisory Agreement commenced on March 21, 2000, the Trading Advisor must recoup all trading losses incurred under the Initial Advisory Agreement before an incentive fee is paid.

   Long positions in the energy sector, specifically crude oil and derivative products, provided gains in the second, third and fourth quarters as prices rose throughout 1999. In the first quarter, energy markets surged as OPEC announced substantial cuts in crude oil exports. Crude oil prices continued to rally into the second quarter as extremely hot U.S. weather drove increased utility demand during June and following statements by Saudi Arabian and Mexican oil ministers reporting a high degree of compliance with OPEC production cuts. These production cuts continued to prove beneficial for oil markets throughout the third and fourth quarters.

   Interest income is earned on the average net assets held at PSI and, therefore, varies monthly according to interest rates, trading performance, contributions and redemptions. Interest income was $922,000 and $272,000 for the year ended December 31, 1999 and for the period from June 10, 1998 to December 31, 1998, respectively. As discussed above, the increase in interest income during 1999 versus 1998 was due primarily to the difference in the 1999 and 1998 periods covered as well as the increasing net assets as a result of additional contributions. However, lower overall interest rates in 1999 as compared with interest rates in 1998 offset some of the increase.

   Commissions are calculated on Series A's net asset value at the end of each week and therefore, vary according to weekly trading performance, contributions and redemptions. Commissions were $1,349,000 and $381,000 for the year ended December 31, 1999 and the period from June 10, 1998 to December 31, 1998, respectively.

   All trading decisions for Series A are made by the Trading Advisor. Management fees are calculated on Series A's net asset value at the end of each week and therefore, are affected by weekly trading performance, contributions and redemptions. Management fees were $348,000 and $98,000 for the year ended December 31, 1999 and the period from June 10, 1998 to December 31, 1998, respectively.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Advisor, as defined in the Advisory Agreement among the Trust, the Managing Owner and the Trading Advisor. Incentive fees were negligible for the year ended December 31, 1999. Incentive fees were $36,000 for the period from June 10, 1998 to December 31, 1998.

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities, which Series A adopted effective October 1, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. SFAS No. 133 supersedes SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments and SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity like Series A which carries its assets at fair value. The adoption of SFAS No. 133 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

Year 2000 Risk

   The arrival of year 2000 was much anticipated and raised serious concerns about whether or not computer systems around the world would continue to function properly and the degree of 'Year 2000 Problems' that would have to be resolved.

   Series A engages third parties such as the Trading Advisor and Commodity Broker to perform primarily all of the services it needs and also relies on other third parties such as governments, exchanges, clearinghouses, vendors, and banks. Series A has not experienced any material adverse impact on operations related to Year 2000 Problems. While Series A believes that it has mitigated its Year 2000 risk, Series A cannot guarantee that an as yet unknown Year 2000 failure will not have a material adverse effect on Series A's operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 1999.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 1999 was $119.

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