Form 10-K, Exhibit 13
period 2000-12-31
WORLD MONITOR TRUST SERIES A
filed 2001-03-29
CIK 1051822

                                                         2000
--------------------------------------------------------------------------------
World Monitor Trust--Series A                            Annual
                                                         Report

                         WORLD MONITOR TRUST--SERIES A

                                                                      March 2001

Dear Limited Owner:

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

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material aspects, the financial position of World Monitor Trust--Series A at December 31, 2000 and 1999, and the results of its operations for the years ended December 31, 2000 and 1999 and for the period from June 10, 1998 (commencement of operations) to December 31, 1998 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 26, 2001

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              December 31,
                                                                      -----------------------------
                                                                          2000             1999
---------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                   $ 8,755,205      $26,587,416
Net unrealized gain on open futures contracts                              531,296          924,338
                                                                      -------------     -----------
Total assets                                                           $ 9,286,501      $27,511,754
                                                                      -------------     -----------
                                                                      -------------     -----------
LIABILITIES AND TRUST CAPITAL
Liabilities
Net unrealized loss on open forward contracts                          $        --      $ 2,211,068
Commissions payable                                                         64,688          185,065
Management fees payable                                                      9,311           48,596
Redemptions payable                                                          3,042           83,436
                                                                      -------------     -----------
Total liabilities                                                           77,041        2,528,165
                                                                      -------------     -----------
Commitments
Trust capital
Limited interests (120,332.109 and 320,147.380 interests
outstanding)                                                             9,115,823       24,729,908
General interests (1,236 and 3,284 interests outstanding)                   93,637          253,681
                                                                      -------------     -----------
Total trust capital                                                      9,209,460       24,983,589
                                                                      -------------     -----------
Total liabilities and trust capital                                    $ 9,286,501      $27,511,754
                                                                      -------------     -----------
                                                                      -------------     -----------
Net asset value per limited and general interest ('Interests')         $     75.76      $     77.25
                                                                      -------------     -----------
                                                                      -------------     -----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                                       3

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                       For the period
                                                                                            from
                                                                                        June 10, 1998
                                                        Year ended December 31,       (commencement of
                                                      ----------------------------     operations) to
                                                          2000            1999        December 31, 1998
-------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions    ($3,245,181)    $(3,253,798)        $ 174,935
Net unrealized gain (loss) on open commodity
  positions                                             1,818,026      (1,183,487)         (103,243)
Interest income                                         1,149,804         922,393           272,034
                                                      ------------    ------------    -----------------
                                                         (277,351)     (3,514,892)          343,726
                                                      ------------    ------------    -----------------
EXPENSES
Commissions                                             1,387,964       1,348,655           381,231
Management fees                                           229,367         347,528            98,289
Incentive fees                                                 --             385            36,064
                                                      ------------    ------------    -----------------
                                                        1,617,331       1,696,568           515,584
                                                      ------------    ------------    -----------------
Net loss                                              $(1,894,682)    $(5,211,460)        $(171,858)
                                                      ------------    ------------    -----------------
                                                      ------------    ------------    -----------------
ALLOCATION OF NET LOSS
Limited interests                                     $(1,876,633)    $(5,154,378)        $(170,904)
                                                      ------------    ------------    -----------------
                                                      ------------    ------------    -----------------
General interests                                     $   (18,049)    $   (57,082)        $    (954)
                                                      ------------    ------------    -----------------
                                                      ------------    ------------    -----------------
NET LOSS PER WEIGHTED AVERAGE LIMITED AND GENERAL
INTEREST
Net loss per weighted average limited and general
  interest                                            $     (7.42 )   $    (27.31)        $   (1.96)
                                                      ------------    ------------    -----------------
                                                      ------------    ------------    -----------------
Weighted average number of limited and general
  interests outstanding                                   255,349         190,828            87,552
                                                      ------------    ------------    -----------------
                                                      ------------    ------------    -----------------
-------------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                            INTERESTS        INTERESTS      INTERESTS        TOTAL
------------------------------------------------------------------------------------------------------
Trust capital--December 31, 1997                 10.000     $   --          $   1,000     $      1,000
Contributions                               111,257.885      10,972,172       137,584       11,109,756
Net loss                                                       (170,904)         (954)        (171,858)
Redemptions                                  (1,299.730)       (128,152)       --             (128,152)
                                           ------------     -----------     ---------     ------------
Trust capital--December 31, 1998            109,968.155      10,673,116       137,630       10,810,746
Contributions                               255,845.193      23,000,355       190,540       23,190,895
Net loss                                                     (5,154,378)      (57,082)      (5,211,460)
Redemptions                                 (42,381.968)     (3,789,185)      (17,407)      (3,806,592)
                                           ------------     -----------     ---------     ------------
Trust capital--December 31, 1999            323,431.380      24,729,908       253,681       24,983,589
Net loss                                                     (1,876,633)      (18,049)      (1,894,682)
Redemptions                                (201,863.271)    (13,737,452)     (141,995)     (13,879,447)
                                           ------------     -----------     ---------     ------------
Trust capital--December 31, 2000            121,568.109     $ 9,115,823     $  93,637     $  9,209,460
                                           ------------     -----------     ---------     ------------
                                           ------------     -----------     ---------     ------------
------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                                       4

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust (the 'Trust') is a business trust organized under the laws of Delaware on December 17, 1997. The Trust commenced trading operations on June 10, 1998 and will terminate on December 31, 2047 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement. The Trust consists of three separate and distinct series ('Series'):
Series A, B and C. The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. PSI is the selling agent for the Trust as well as its commodity broker ('Commodity Broker').

The Offering

   Beneficial interests in each Series ('Interests') are offered once each week until each Series' subscription maximum has been issued either through sale or exchange. On June 10, 1998, a sufficient number of subscriptions for each Series had been received and accepted by the Managing Owner to permit each Series to commence trading. Series A completed its initial offering with gross proceeds of $6,039,177 from the sale of 59,631.775 limited interests and 760 of general interests. General interests were sold exclusively to the Managing Owner.

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

   The Managing Owner is required to maintain at least a 1% interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner, and it has made contributions (and in return has received general interests) as were necessary to meet this requirement.

The Trading Advisor

   Each Series has its own independent commodity trading advisor that makes that Series' trading decisions. The Managing Owner has allocated 100% of the proceeds from the initial and continuous offering of Series A to its trading advisor. The Managing Owner, on behalf of the Trust, initially entered into an advisory agreement (the 'Initial Advisory Agreement') with Eagle Trading Systems, Inc. (the 'Trading Advisor') to make the trading decisions for Series A utilizing both the Eagle-Global System and the Eagle-FX System.

   Effective December 6, 1999, the Eagle-Global System became the exclusive trading program used by the Trading Advisor to trade Series A's assets. In conjunction with this change, the Managing Owner and the Trading Advisor voluntarily agreed to terminate the Initial Advisory Agreement and enter into a new advisory agreement (the 'New Advisory Agreement') effective March 21, 2000.

   Pursuant to the New Advisory Agreement, the Trading Advisor will be paid a weekly management fee at an annual rate of 1% of Series A's net asset value until the net asset value per Interest is at least $80 for a period of 10 consecutive business days, at which time the weekly management fee will be increased to an annual rate of 2% (i.e. the rate pursuant to the Initial Advisory Agreement). Additionally, although the term of the New Advisory Agreement commenced on March 21, 2000, the Trading Advisor must recoup all trading losses incurred under the Initial Advisory Agreement before an incentive fee is paid. The incentive fee is discussed further in Note C. Furthermore, the New Advisory Agreement resets the net asset value for purpose of its termination provisions, as more fully discussed in Note F. The New Advisory Agreement may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

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

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of Series A are prepared in accordance with accounting principles generally accepted in the United States of America.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded.

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net loss per weighted average limited and general interest. The weighted average limited and general interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such period.

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

New Accounting Guidance

   In June 2000, the Financial Accounting Standards Board ('FASB') issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No.

133 ('SFAS 138'), which became effective for Series A on July 1, 2000. SFAS 138 amends the accounting and reporting standards of FASB Statement No. 133 for certain derivative instruments and certain hedging activities. SFAS 138 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

C. Fees

Organizational, offering, general and administrative costs

   PSI or its affiliates paid the costs of organizing Series A and offering its Interests and continue to pay the administrative costs incurred by the Managing Owner or its affiliates for services they perform for Series A. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other routine third party administrative costs also are paid by PSI or its affiliates.

Management and incentive fees

   Through March 2000, Series A paid its Trading Advisor a management fee at an annual rate of 2% of Series A's net asset value allocated to its management at which time the rate was changed as previously discussed in Note A. The management fee is determined weekly and the sum of such weekly amounts is paid monthly. Series A also pays its Trading Advisor a quarterly incentive fee equal to 23% of such Trading Advisor's 'New High Net Trading Profits' (as defined in the advisory agreement). The incentive fee also accrues weekly.

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

D. Related Parties

   The Managing Owner or its affiliates perform services for Series A, which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications, printing and other administrative services. Except for costs related to brokerage services, PSI or its affiliates pay the costs of these services in addition to Series A's routine operational, administrative, legal and auditing costs.

   The costs charged to Series A for brokerage services for the years ended December 31, 2000 and 1999, and for the period from June 10, 1998 (commencement of operations) to December 31, 1998 were $1,387,964, $1,348,655 and $381,231, respectively.

   Series A's assets are maintained either in trading or cash accounts with PSI, Series A's commodity broker, or, for margin purposes, with the various exchanges on which Series A is permitted to trade. PSI credits Series A monthly with 100% of the interest it earns on the average net assets in Series A's accounts.

   Series A, acting through its Trading Advisor, may execute over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and Series A pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market position of Series A.

   As of December 31, 2000, a non-U.S. affiliate of the Managing Owner owns
101.112 limited interests of Series A.

E. Income Taxes

   There have been no differences between the tax basis and book basis of Interest holders' capital since inception of the Trust.

F. Derivative Instruments and Associated Risks

   Series A is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of Series A's investment activities (credit risk).

Market Risk

   Series A is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of Series A's investment activities (credit risk).

   Trading in futures and forward (including foreign exchange) contracts involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series A's net assets being traded, significantly exceeds Series A's future cash requirements since Series A intends to close out its open positions prior to settlement. As a result, Series A is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series A considers the 'fair value' of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with Series A's commitments to purchase commodities is limited to the gross or face amount of the contract held. However, when Series A enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series A to unlimited risk.

   Market risk is influenced by a wide variety of factors including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series A holds and the liquidity and inherent volatility of the markets in which Series A trades.

Credit risk

   When entering into futures or forward contracts, Series A is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded in the United States and on most foreign futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, the sole counterparty to Series A's forward transactions is PSI, Series A's commodity broker. Series A has entered into a master netting agreement with PSI and, as a result, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series A's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series A.

   The Managing Owner attempts to minimize both credit and market risks by requiring Series A and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the New Advisory Agreement among Series A, the Managing Owner and the Trading Advisor, Series A shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 33 1/3% from the value at the beginning of any year or since the effective date of the New Advisory Agreement. Furthermore, the Second Amended and Restated Declaration of Trust and Trust Agreement provides that Series A will liquidate its positions, and eventually dissolve, if Series A experiences a decline in net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interests of Series A.

   PSI, when acting as Series A's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series A all assets of Series A relating to domestic futures trading and is not to commingle such assets with other assets of PSI. At December 31, 2000, such segregated assets totalled $3,154,242. Part
30.7 of the CFTC regulations also requires PSI to secure assets of Series A related to foreign futures trading which totalled $6,132,259 at December 31, 2000. There are no segregation requirements for assets related to forward trading.

   As of December 31, 2000, all open futures contracts mature within six months.

   The following table presents the fair value of futures and forward contracts at December 31, 2000 and December 31, 1999.

                                                         2000                           1999
                                              --------------------------     --------------------------
                                                Assets       Liabilities       Assets       Liabilities
                                              ----------     -----------     ----------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates                           $  344,677     $        --     $  255,937     $        --
     Stock indices                                    --              --        160,500              --
     Currencies                                  202,200              --             --              --
     Commodities                                  36,563          37,300          1,963          49,265
  Foreign exchanges
     Interest rates                              492,521          23,022         25,510          32,558
     Stock indices                                66,353              --        425,095              --
     Commodities                                      --         550,696        137,156              --
Forward Contracts:
  Currencies                                          --              --         88,948       2,300,016
                                              ----------     -----------     ----------     -----------
                                              $1,142,314     $   611,018     $1,095,109     $ 2,381,839
                                              ----------     -----------     ----------     -----------
                                              ----------     -----------     ----------     -----------

                                       9

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

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series A commenced operations on June 10, 1998 with gross proceeds of $6,039,177 allocated to commodities trading. Interests in Series A continued to be offered weekly until Series A achieved its subscription maximum of $34,000,000 during November 1999. Interests in Series A may be redeemed on a weekly basis, but are subject to a redemption fee if transacted within one year of the effective date of purchase. Redemptions of limited interests for the years ended December 31, 2000 and 1999 and for the period from June 10, 1998 (commencement of operations) through December 31, 1998 were $13,737,452, $3,789,185 and $128,152, respectively. Redemptions of general interests for the years ended December 31, 2000 and 1999 were $141,995 and $17,407, respectively. Redemptions of limited and general interests from June 10, 1998 (commencement of operations) to December 31, 2000 were $17,654,789 and $159,402, respectively. Additionally, Interests owned in one Series may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Interests in those Series are being offered to the public. Since Interests in Series A are no longer being offered, participants can no longer exchange their Interests from Series B and/or Series C into Series A; however, participants can currently continue to exchange their Interests from Series A to Series B and/or Series C. Future redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2000, 100% of Series A's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash, which is used as margin for Series A's trading in commodities. Inasmuch as the sole business of Series A is to trade in commodities, Series A continues to own such liquid assets to be used as margin. PSI credits Series A monthly with 100% of the interest it earns on the average net assets in Series A's accounts.

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

   Since Series A's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contract (credit risk). Series A's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of Series A's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond Series A's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring Series A and its Trading Advisor to abide by various trading limitations and policies which include limiting margin amounts trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with Series A's futures, forward and options contracts.

   Series A does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 2000 was $75.76, a decrease of 1.93% from the December 31, 1999 net asset value per Interest of $77.25, which was a decrease of 21.42% from the December 31, 1998 net asset value per Interest of $98.31. The MAR (Managed Account Reports) Fund/Pool Index, which tracks the performance of approximately 300 futures funds, returned 9.14% and 1.48% for the years ended December 31, 2000 and 1999, respectively. Past performance is not necessarily indicative of future results.

   Series A's gross trading gains/(losses) were ($1,427,000), ($4,437,000) and $72,000 during the years ended December 31, 2000 and 1999 and for the period from June 10, 1998 (commencement of operations) to December 31, 1998, respectively. Due to the nature of Series A's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of Series A's 2000 trading results is presented below.

   Series A's unfavorable performance in 2000 was attributed to losses from positions in the stock index, currency, grain and metal sectors. Gains were recognized in the energy and interest rate sectors.

   Extreme volatility in world financial markets during the first half of 2000 led to a lack of trending opportunities and resulted in losses for equity index positions. During the second half of 2000, equity markets continued to experienced volatility, but markets trended downward as global economies began to show signs of slowing down. Most major indices ended the year lower, but gains from short positions during the fourth quarter were not sufficient to offset losses from the first three quarters.

   The euro began 2000 lower versus the U.S. dollar, Japanese yen and British pound before rallying slightly in June as a result of solid European economic data and sentiment that the currency was undervalued. Short euro positions incurred losses. Despite a brief rally after intervention by the European Central Bank and other G-7 central banks to boost the failing euro in September, the euro settled back down more than $0.02 below its intervention peaks and short positions resulted in gains for Series A. The euro reversed its downtrend during the fourth quarter as it rose against the U.S. dollar and Japanese yen resulting in gains for long positions. The Japanese yen rallied sharply, gaining on the U.S. dollar and most other currencies in the final months of Japan's fiscal year (which ended March 31st) resulting in losses for short positions. This was attributed to positive sentiment regarding Japan's economy. In May, the yen rose slightly against the U.S. dollar supported by expectations of a possible change in the Bank of Japan's (BOJ) zero-interest rate policy and continued to rise when the BOJ increased short-term interest rates in August, incurring losses for short positions. Political and economic uncertainty in Japan during the fourth quarter caused the yen to fall against the U.S. dollar and short Japanese yen positions resulted in gains. The Swiss franc spent most of the first three quarters of the year drifting lower against the U.S. dollar, tracking the euro's trend and incurring losses for long positions. The Swiss franc and other foreign currencies rose against the U.S. dollar in the fourth quarter due to a weakening U.S. economy. Gains in long Swiss franc positions during the fourth quarter were not enough to cover losses incurred over the first three quarters.

   In the grain sector, long positions in corn incurred losses during the first half of the year as corn prices trended downward. Favorable growing conditions faced the corn market with a potentially large crop, consequently prices fell. Soybean markets rallied sharply in November following a decision by the European Union to ban meat based animal feed, which was expected to boost demand for soybean meal. Short soybean positions incurred losses.

   Short metal positions provided negative performance for Series A throughout most of the year as strong demand and fear of inflation drove prices higher. In addition, the high cost of energy, which is used in the production of base metals, caused a decrease in metal supply driving prices higher and incurring losses for short positions.

   Energy prices climbed throughout January and February and into the first week of March. Prices of crude oil futures rose above $33 a barrel, the highest level for a front-month (the most liquid) contract since the Gulf War in 1991. The energy sector reached a high early in March just prior to OPEC's agreement to increase production sufficiently to stabilize prices. Political pressure by the United States, along with a desire among OPEC members to maintain crude oil prices in the range of $22-$28 per barrel, prompted the cartel to announce a production increase and crude oil prices reversed downward. Increased demand and low supplies caused oil prices to surge once again during the second and third quarters resulting in gains for long energy positions. Energy markets ended a year long uptrend with natural gas surging to an all time high in December as low supplies were strained by unusually cold temperatures in the U.S. Losses in short gas and crude oil positions were not large enough to offset gains earned during the first three quarters of the year and the energy sector produced net gains for the year.

   Global bond markets began 2000 on a strong note. The U.S. Federal Reserve, European Central Bank, Bank of England, Reserve Bank of Australia, and Bank of Canada increased interest rates in early February.

These rate increases shared motivation of strong economic growth and concerns about inflation. Despite rate hikes and news of robust worldwide economic growth, global bond markets continued to rally partially due to investors seeking refuge from volatile equity markets. Short U.S. and euro bond positions resulted in losses in the first half of the year. Negative equity performance throughout the third and fourth quarters and mounting fears of a global economic slowdown contributed to a bond market rally towards year end as investors continued their flight to quality from the stock market. Prices of long- and short-term interest rate instruments rose and Series A produced gains in long U.S., Japanese and euro bond positions during the last two quarters of the year.

   Effective December 6, 1999, the Eagle-Global System became the exclusive trading program used by the Trading Advisor to trade Series A's assets. In conjunction with this change, the Managing Owner and the Trading Advisor voluntarily agreed to terminate the Initial Advisory Agreement and enter into the New Advisory Agreement effective March 21, 2000.

   Pursuant to the New Advisory Agreement, the Trading Advisor will be paid a weekly management fee at an annual rate of 1% of Series A's net asset value until the net asset value per Interest is at least $80 for a period of 10 consecutive business days, at which time the weekly management fee will be increased to an annual rate of 2% (i.e. the rate pursuant to the Initial Advisory Agreement). Additionally, although the term of the New Advisory Agreement commenced on March 21, 2000, the Trading Advisor must recoup all trading losses incurred under the Initial Advisory Agreement before an incentive fee is paid. The New Advisory Agreement may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

   Fluctuations in overall average net asset levels have led to corresponding fluctuations in interest earned and commissions and management fees incurred by Series A, which are largely based on the level of net assets. Series A's average net asset levels were slightly higher during the year ended December 31, 2000 versus the prior year, primarily from additional contributions in the 4th quarter of 1999 offset, in part, by redemptions and unfavorable trading performance in 1999 and 2000. Series A's average net asset levels were significantly higher during the year ended December 31, 1999 versus the period from June 10, 1998 (commencement of operations) to December 31, 1998, primarily from additional contributions as well as a full year of operations in 1999 versus approximately seven months in 1998.

   Interest income is earned on the average net assets held at PSI and, therefore, varies weekly according to interest rates, trading performance, contributions and redemptions. Interest income increased $227,000 for the year ended December 31, 2000 as compared to 1999 and increased $650,000 for the year ended December 31, 1999 as compared to the period from June 10, 1998 (commencement of operations) to December 31, 1998. These increases were due primarily to changes in net asset levels as discussed above. Additionally, higher overall interest rates in 2000 versus 1999 contributed to the 2000 increase versus 1999, but lower overall interest rates in 1999 as compared with 1998 offset some of the 1999 increase versus 1998.

   Commissions are calculated on Series A's net asset value at the end of each week and, therefore, vary according to weekly trading performance, contributions and redemptions. Commissions increased $39,000 for year ended December 31, 2000 as compared to 1999 and increased $967,000 for the year ended December 31, 1999 as compared to the period from June 10, 1998 (commencement of operations) to December 31, 1998 due to fluctuations in average net asset levels as discussed above.

   All trading decisions for Series A are made by the Trading Advisor. Management fees are calculated on Series A's net asset value at the end of each week and, therefore, are affected by weekly trading performance, contributions and redemptions. Management fees decreased $118,000 for the year ended December 31, 2000 as compared to 1999, but increased $249,000 for the year ended December 31, 1999 as compared to the period from June 10, 1998 (commencement of operations) to December 31, 1998 due to the fluctuations in average net asset levels as well as the reduction in the management fee rate during March 2000 as discussed above.

   Incentive fees are based on the 'New High Net Trading Profits' generated by the Trading Advisor, as defined in the New Advisory Agreement among Series A, the Managing Owner and the Trading Advisor. Series A did not incur an incentive during the year ended December 31, 2000 and incurred only a negligible amount for the year ended December 31, 1999. Incentive fees were $36,000 for the period from June 10, 1998 (commencement of operations) to December 31, 1998.

New Accounting Guidance

   In June 2000, FASB issued SFAS 138, which became effective for Series A on July 1, 2000. SFAS 138 amends the accounting and reporting standards of FASB Statement No. 133 for certain derivative instruments and certain hedging activities. SFAS 138 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 2000.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 2000 was $48.

   Series A's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        World Monitor Trust--Series A
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station
P.O. Box 2016                                          PRESORTED
New York, NY 10272                                     STANDARD
                                                     U.S. POSTAGE
                                                         PAID
                                                    Automatic Mail

PFT1/17152