Form 10-K, Exhibit 13
period 2001-12-31
WORLD MONITOR TRUST SERIES A
filed 2002-03-28
CIK 1051822

                                                         2001
--------------------------------------------------------------------------------
World Monitor Trust--Series A                            Annual
                                                         Report

                          LETTER TO LIMITED OWNERS FOR
                         WORLD MONITOR TRUST--SERIES A

PricewaterhouseCoopers (LOGO)

                                        PricewaterhouseCoopers LLP
                                        1177 Avenue of the Americas
                                        New York, NY 10036
                                        Telephone (646) 471-4000
                                        Facsimile (646) 471-4100


                       Report of Independent Accountants

To the Managing Owner and Limited Owners of World Monitor Trust--Series A

In our opinion, the accompanying statements of financial condition, including the condensed schedule of investments, and the related statements of operations and changes in trust capital present fairly, in all material aspects, the financial position of World Monitor Trust--Series A at December 31, 2001 and 2000 and the results of its operations and changes in trust capital for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 25, 2002, except for Note H, as to which the date is March 19, 2002

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                                December 31,
                                                                        ----------------------------
                                                                            2001             2000
----------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                     $ 5,425,959      $8,755,205
Net unrealized gain on open futures contracts                                210,147         531,296
                                                                        -------------     ----------
Total assets                                                             $ 5,636,106      $9,286,501
                                                                        -------------     ----------
                                                                        -------------     ----------
LIABILITIES AND TRUST CAPITAL
Liabilities
Commissions payable                                                      $    34,930      $   64,688
Redemptions payable                                                            8,618           3,042
Management fees payable                                                          919           9,311
                                                                        -------------     ----------
Total liabilities                                                             44,467          77,041
                                                                        -------------     ----------
Commitments
Trust capital
Limited interests (70,712.634 and 120,332.109 interests outstanding)       5,531,871       9,115,823
General interests (764 and 1,236 interests outstanding)                       59,768          93,637
                                                                        -------------     ----------
Total trust capital                                                        5,591,639       9,209,460
                                                                        -------------     ----------
Total liabilities and trust capital                                      $ 5,636,106      $9,286,501
                                                                        -------------     ----------
                                                                        -------------     ----------
Net asset value per limited and general interest ('Interests')           $     78.23      $    75.76
                                                                        -------------     ----------
                                                                        -------------     ----------
----------------------------------------------------------------------------------------------------

                  The accompanying notes are an integral part of these statements.

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                       Condensed Schedule of Investments
                              At December 31, 2001

                                                                      Net Unrealized
                                                                       Gain (Loss)
                                                                        as a % of       Net Unrealized
Futures Contracts                                                     Trust Capital      Gain (Loss)
------------------------------------------------------------------------------------------------------
Futures contracts purchased:
  Stock indices                                                                           $   10,350
  Interest rates                                                                             (59,552)
  Currencies                                                                                 100,156
  Commodities                                                                                (34,889)
                                                                                        --------------
     Net unrealized gain on futures contracts purchased                     0.29%             16,065
                                                                                        --------------
Futures contracts sold:
  Currencies                                                                                 165,632
  Commodities                                                                                 28,450
                                                                                        --------------
     Net unrealized gain on futures contracts sold                          3.47             194,082
                                                                          ------        --------------
     Net unrealized gain on futures contracts                               3.76%         $  210,147
                                                                          ------        --------------
                                                                          ------        --------------

Settlement Currency--Futures Contracts
  British pound                                                            (1.24)%        $  (69,132)
  Euro                                                                     (0.46)            (25,874)
  Japanese yen                                                              2.17             121,044
  U.S. dollar                                                               3.29             184,109
                                                                          ------        --------------
     Total                                                                  3.76%         $  210,147
                                                                          ------        --------------
                                                                          ------        --------------

------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                     Year ended December 31,
                                                            ------------------------------------------
                                                                2001           2000           1999
------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions          $   969,302     $(3,245,181)   $(3,253,798)
Change in net unrealized gain (loss) on open commodity
  positions                                                    (321,149 )     1,818,026     (1,183,487)
Interest income                                                 301,064       1,149,804        922,393
                                                            ------------    -----------    -----------
                                                                949,217        (277,351)    (3,514,892)
                                                            ------------    -----------    -----------
EXPENSES
Commissions                                                     527,296       1,387,964      1,348,655
Management fees                                                  77,605         229,367        347,528
Incentive fees                                                       --              --            385
                                                            ------------    -----------    -----------
                                                                604,901       1,617,331      1,696,568
                                                            ------------    -----------    -----------
Net income (loss)                                           $   344,316     $(1,894,682)   $(5,211,460)
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                           $   340,847     $(1,876,633)   $(5,154,378)
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------
General interests                                           $     3,469     $   (18,049)   $   (57,082)
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                          $      3.84     $     (7.42)   $    (27.31)
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------
Weighted average number of limited and general interests
  outstanding                                                    89,742         255,349        190,828
                                                            ------------    -----------    -----------
                                                            ------------    -----------    -----------


------------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                            INTERESTS        INTERESTS      INTERESTS        TOTAL
------------------------------------------------------------------------------------------------------
Trust capital--December 31, 1998            109,968.155     $10,673,116     $ 137,630     $ 10,810,746
Contributions                               255,845.193      23,000,355       190,540       23,190,895
Net loss                                                     (5,154,378)      (57,082)      (5,211,460)
Redemptions                                 (42,381.968)     (3,789,185)      (17,407)      (3,806,592)
                                           ------------     -----------     ---------     ------------
Trust capital--December 31, 1999           323,431.380      24,729,908       253,681       24,983,589
Net loss                                                     (1,876,633)      (18,049)      (1,894,682)
Redemptions                                (201,863.271)    (13,737,452)     (141,995)     (13,879,447)
                                           ------------     -----------     ---------     ------------
Trust capital--December 31, 2000            121,568.109       9,115,823        93,637        9,209,460
Net income                                                      340,847         3,469          344,316
Redemptions                                 (50,091.475)     (3,924,799)      (37,338)      (3,962,137)
                                           ------------     -----------     ---------     ------------
Trust capital--December 31, 2001             71,476.634     $ 5,531,871     $  59,768     $  5,591,639
                                           ------------     -----------     ---------     ------------
                                           ------------     -----------     ---------     ------------

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

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust (the 'Trust') is a business trust organized under the laws of Delaware on December 17, 1997. The Trust commenced trading operations on June 10, 1998 and will terminate on December 31, 2047 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement. The Trust consists of three separate and distinct series ('Series'):
Series A, B and C. The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly-owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is an indirect wholly-owned subsidiary of Prudential Financial, Inc. PSI is the selling agent for the Trust, as well as its commodity broker ('Commodity Broker').

The Offering

   Beneficial interests in each Series ('Interests') are being offered once each week until each Series' subscription maximum has been issued either through sale or exchange or until the Managing Owner suspends the offering of Interests. On June 10, 1998, a sufficient number of subscriptions for each Series had been received and accepted by the Managing Owner to permit each Series to commence trading. Series A completed its initial offering with gross proceeds of $6,039,177 from the sale of 59,631.775 limited interests and 760 of general interests. General interests were sold exclusively to the Managing Owner.

   Series A was offered until it achieved its subscription maximum of $34,000,000 during November 1999. Interests in Series B and Series C will continue to be offered on a weekly basis at the then current net asset value per Interest until the Managing Owner suspends the offering of Interests (see Note
H) or the subscription maximum of $33,000,000 for each Series is sold ('Continuous Offering Period'). Series B and Series C will continue to be offered to investors who meet certain established suitability standards, with a minimum initial subscription of $5,000 ($2,000 for an individual retirement account) per subscriber, although the minimum purchase for any single Series is $1,000. Additional purchases may be made in $100 increments.

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

   Pursuant to the New Advisory Agreement, the Trading Advisor was to be paid a weekly management fee at an annual rate of 1% of Series A's net asset value until the net asset value per Interest was at least $80 for a period of 10 consecutive business days, at which time the weekly management fee was to be increased to an annual rate of 2% (i.e. the rate pursuant to the Initial Advisory Agreement). Effective October 31, 2001, Series A sustained a net asset value per Interest greater than $80 for 10 consecutive business days. As a result, the Trading Advisor has been paid a weekly management fee at an annual rate of 2% since November 1, 2001. Additionally, although the term of the New Advisory Agreement commenced on March 21, 2000, the Trading Advisor must recoup all trading losses incurred under the Initial Advisory Agreement before an incentive fee is paid. The incentive fee is discussed further in Note C. Furthermore, the New Advisory Agreement resets the net asset value for purpose of its termination provisions, as more fully discussed in Note F. The New Advisory Agreement may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

Exchanges, Redemptions and Termination

   Interests owned in one series of the Trust (Series A, B or C) may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Interests in those Series are being offered to the public. Once the suspension of the offering of Interests takes effect (see Note
H), Interests owned in one series of the Trust may no longer be exchanged for Interests of one or more other Series. Exchanges are made at the applicable Series' then current net asset value per Interest as of the close of business on the Friday immediately preceding the week in which the exchange request is effected. The exchange of Interests is treated as a redemption of Interests in one Series (with the related tax consequences) and the simultaneous purchase of Interests in the other Series.

   Redemptions are permitted on a weekly basis. Interests redeemed on or before the end of the first and second successive six-month periods after their effective dates of purchase were subject to a redemption fee of 4% and 3%, respectively, of the net asset value at which they were redeemed. Redemption fees were paid to the Managing Owner.

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

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income (loss) per weighted average limited and general interest. The weighted average limited and general interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such period.

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

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as Series A. Under the new requirements, Series A is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on Series A's financial position or results of operations.

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

Management and incentive fees

   Through March 2000, Series A paid its Trading Advisor a management fee at an annual rate of 2% of Series A's net asset value allocated to its management. In March 2000, the management fee was reduced to 1% and in November 2001 was increased back to 2%, as defined in the New Advisory Agreement and previously discussed in Note A. The management fee is determined weekly and the sum of such weekly amounts is paid monthly. Series A also pays its Trading Advisor a quarterly incentive fee equal to 23% of such Trading Advisor's 'New High Net Trading Profits' (as defined in the New Advisory Agreement). The incentive fee also accrues weekly.

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

D. Related Parties

   The Managing Owner or its affiliates perform services for Series A, which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications, printing and other administrative services. As further described in Note C, except for costs related to brokerage services, PSI or its affiliates pay the costs of these services in addition to Series A's routine operational, administrative, legal and auditing costs.

   The costs charged to Series A for brokerage services for the years ended December 31, 2001, 2000 and 1999, were $527,296, $1,387,964 and $1,348,655, respectively.

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

   As of December 31, 2001, a non-U.S. affiliate of the Managing Owner owns
101.112 limited interests of Series A.

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

Market Risk

   Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series A's net assets being traded, significantly exceeds Series A's future cash requirements since Series A intends to close out its open positions prior to settlement. As a result, Series A is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series A considers the 'fair value' of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with Series A's commitments to purchase commodities is limited to the gross or face amount of the contract held. However, when Series A enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series A to unlimited risk.

   Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series A holds and the liquidity and inherent volatility of the markets in which Series A trades.

Credit risk

   When entering into futures or forward contracts, Series A is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, if Series A enters into forward transactions, the sole counterparty is PSI, Series A's commodity broker. Series A has entered into a master netting agreement with PSI and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series A's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series A.

   The Managing Owner attempts to minimize both credit and market risks by requiring Series A and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the New Advisory Agreement among Series A, the Managing Owner and the Trading Advisor, Series A shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 33 1/3% from the value at the beginning of any year or since the effective date of the New Advisory Agreement (i.e., March 2000). Furthermore, the Second Amended and Restated Declaration of Trust and Trust Agreement provides that Series A will liquidate its positions, and eventually dissolve, if Series A experiences a decline in net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interests of Series A.

   PSI, when acting as Series A's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series A all assets of Series A relating to domestic futures trading (subject to the opt out provisions discussed below) and is not allowed to commingle such assets with other assets of PSI. At December 31, 2001, such segregated assets totalled $3,314,643. Part 30.7 of the CFTC regulations also requires PSI to secure assets of Series A related to foreign futures trading which totalled $2,321,463 at December 31, 2001. There are no segregation requirements for assets related to forward trading.

   The CFTC promulgated rules that allow futures commission merchants to permit certain customers, including Series A, to opt out of segregation with regard to trading on certain exchanges, but PSI has not done so to date. If Series A were to opt out, its funds could be held in a broader and potentially riskier range of investments than are allowed for segregated funds.

   As of December 31, 2001, all open futures contracts mature within three months.

   The following table presents the fair value of futures contracts at December 31, 2000.

                                                                                    2000
                                                                         --------------------------
                                                                           Assets       Liabilities
                                                                         ----------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates                                                      $  344,677     $        --
     Currencies                                                             202,200              --
     Commodities                                                             36,563          37,300
  Foreign exchanges
     Interest rates                                                         492,521          23,022
     Stock indices                                                           66,353              --
     Commodities                                                                 --         550,696
                                                                         ----------     -----------
                                                                         $1,142,314     $   611,018
                                                                         ----------     -----------
                                                                         ----------     -----------

G. Financial Highlights

                                                                               For the year
                                                                                   ended
                                                                             December 31, 2001
                                                                             -----------------
   Performance per Interest
     Net asset value, beginning of period                                         $ 75.76
                                                                                 --------
     Net realized gain and change in net unrealized gain on commodity
        transactions                                                                 6.04
     Interest income                                                                 3.16
     Expenses                                                                       (6.73)
                                                                                 --------
     Net increase for the period                                                     2.47
                                                                                 --------
     Net asset value, end of period                                               $ 78.23
                                                                                 --------
                                                                                 --------
   Total return                                                                      3.26%
   Ratio to average net assets
     Interest income                                                                 4.40%
     Expenses                                                                        8.84%

   These financial highlights represent the overall results of Series A during 2001. An individual limited owner's actual results may differ depending on the timing of redemptions.

H. Subsequent Event

On February 25, 2002, the Managing Owner elected to suspend the offering of Interests in Series B and Series C upon the expiration of current selling registrations. The registration expired in many states on March 24, 2002 and all registrations will expire by April 30, 2002. As a result, limited owners of Series A will no longer be able to exchange out of Series A. While the Managing Owner does not anticipate doing so, it may, at its election, reinstate the offering of Interests in Series B and Series C in the future.

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

   Interests in Series A may be redeemed on a weekly basis. Redemptions of limited interests and general interests for the year ended December 31, 2001 were $3,924,799 and $37,338, respectively, for the year ended December 31, 2000 were $13,737,452 and $141,995, respectively, and for the period from June 10, 1998 (commencement of operations) to December 31, 2001 were $21,579,588 and $196,740, respectively. Additionally, Interests owned in one series of the Trust (Series A, B or C) may be exchanged, without any charge, for Interests of one or more other Series on a weekly basis for as long as Interests in those Series are being offered to the public. Since Interests in Series A are no longer being offered, participants can no longer exchange their Interests from Series B and/or Series C into Series A; however, participants can currently continue to exchange their Interests from Series A to Series B and/or Series C. As further discussed in Note H to the financial statements, the Managing Owner elected to suspend the offering of Interests in Series B and Series C upon the expiration of current selling registrations. Once the suspension of the offering of Interests takes effect, Interests owned in one series of the Trust may no longer be exchanged for Interests of one or more other Series. Future redemptions and exchanges will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2001, 100% of Series A's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash, which is used as margin for Series A's trading in commodities. Inasmuch as the sole business of Series A is to trade in commodities, Series A continues to own such liquid assets to be used as margin. PSI credits Series A monthly with 100% of the interest it earns on the average net assets in Series A's accounts.

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

   Since Series A's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contract (credit risk). Series A's exposure to market risk is influenced by a number of factors, including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of Series A's speculative trading, as well as the development of drastic market occurrences could result in monthly losses considerably beyond Series A's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring Series A and its Trading Advisor to abide by various trading limitations and policies, which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with Series A's futures and forward contracts.

   Series A does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 2001 was $78.23, an increase of 3.26% from the December 31, 2000 net asset value per Interest of $75.76, which was a decrease of 1.93% from the

December 31, 1999 net asset value per Interest of $77.25. The Zurich Fund/Pool Qualified Universe Index (formerly the MAR Fund/Pool Index), which tracked the performance of 272 futures funds at December 31, 2001, returned 7.52% and 9.41% for the years ended December 31, 2001 and 2000, respectively. Past performance is not necessarily indicative of future results.

   Series A's gross trading gains/(losses) were $648,000, $(1,427,000) and $(4,437,000) during the years ended December 31, 2001, 2000 and 1999, respectively. Due to the nature of Series A's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of Series A's 2001 trading results is presented below.

   Net gains for Series A were experienced in the index and interest rate sectors. Net losses were experienced in the currency and energy sectors.

   Equity markets performed poorly across the board during the first half of the year as foreign stock markets generally followed the downtrend of the U.S. markets. Technology stocks led this market downturn and the NASDAQ fell to its lowest level in nearly two years. Losses in the Dow Jones and NASDAQ brought these indices under the key 10,000 and 2,000 levels, respectively, with the DAX, FTSE, CAC-40 and Nikkei experiencing similar losses. Short S&P 500 and London FTSE positions resulted in gains during the first quarter. The terrorist attacks of September 11th further weakened sluggish U.S. and global economies plunging equity markets downward throughout the world in the week following the attacks. In the week following the attacks ,the Dow Jones industrial average suffered its worst weekly percentage loss since the Great Depression due to uncertainty about how the economy would perform as a result of these attacks and other threats of terrorism. U.S. equity indices recovered somewhat at the end of September as interest rate cuts by the U.S. Federal Reserve (the 'Fed') and fiscal stimuli by Congress combined to stimulate an economic rebound. Global equity markets followed suit rebounding from earlier lows as well. U.S. and global equity markets rallied in November amid positive developments in the war in Afghanistan and sentiment that the U.S. economy may be emerging from its recession. Equity markets reversed in December providing a negative return for the second consecutive year. Losses incurred in equity index positions during the second quarter were offset by gains during the rest of the year, producing net gains for the index sector.

   In light of the rapid weakening in economic expansion and deterioration in business and consumer confidence, the Fed followed a relatively aggressive policy, lowering interest rates three times during the first quarter of 2001. Other central banks followed the Fed's lead lowering interest rates as well. Interest rate instruments trended upward throughout most of the second and third quarters as major central banks cut short-term interest rates in an attempt to bolster slowing economies. The bond market rally continued in the wake of September 11th as the Fed moved to inject liquidity into the economy, cutting interest rates 50 basis points on September 17th to 3%. This move was soon followed by the Central Bank of Canada, the European Central Bank and Swiss National Central Bank who also lowered their rates by 50 basis points. U.S. and European interest rate instruments began the fourth quarter up as data indicated persistent weakness in the U.S. economy. In an effort to stimulate the economy, the Fed lowered interest rates by 50 basis points in October and again in early November. The European Central Bank and the Bank of England each cut rates by 50 basis points in November. In mid-November, some positive economic news, the fall of Kabul, Afghanistan and an announcement by the U.S. Treasury regarding the cessation of sales of 30-year bonds, resulted in one of the greatest reversals the U.S. bond market has seen in recent times. Interest rates climbed sharply in the U.S. and Europe causing bond prices to fall. In December, the Fed lowered rates by another 25 basis points and bond prices climbed slightly. Gains resulted from long euro and Japanese bond positions during the first, third and fourth quarters of the year.

   In foreign exchange markets, the U.S. dollar rose slightly against many foreign currencies during the first half of the year, reflecting expectations that some of those economies might be adversely affected by slower economic growth in the United States. Additionally, the U.S. dollar strengthened as investors around the globe felt that it was the safest currency in this time of economic uncertainty. In the second quarter, the Canadian dollar rose slightly against the U.S. dollar due to an increase of Canadian exports to the U.S. resulting in losses for short positions. Long British pound positions incurred losses as the pound reached a 15-year low against the U.S. dollar in June. The U.S. dollar fell against most major currencies during the third quarter, particularly the Japanese yen, the euro and the Swiss franc. The U.S. dollar's downward trend against many currencies accelerated after September 11th. As a result of the attacks, many investors switched exposure from the U.S. dollar to other currencies which rose against the U.S. dollar resulting in losses for short euro, British pound and Swiss franc positions. The U.S. dollar strengthened slightly towards year-end amid hopes of an economic recovery in the U.S.

   Energy prices generally remained high throughout most of the first quarter of 2001. Crude oil prices increased in January as OPEC announced a likely 5% cut in production. During the second quarter, energy prices fell in response to growing inventory levels of crude oil and related products. Energy prices peaked sharply immediately after the September 11th attacks amid worries of a potential interruption in supplies. Prices soon reversed course as concerns of decreased demand caused by a global economic recession outweighed fears of scarcity. Two weeks after the attacks, oil prices plunged more than 12% to a 22-month low of $23 a barrel. OPEC leaders announced that with prices within their $22 to $28 a barrel target, they saw no need to alter output and assured that there will be no disruption in supplies. Fear of continued terrorist attacks, sluggish economies and mild winter weather continued to limit growth in global demand for oil during the fourth quarter. A coordinated cut in oil output by OPEC and non-OPEC producers was agreed upon as OPEC tried to regain control of crude oil prices. Heating and crude oil positions incurred losses during the first, second and fourth quarters of the year resulting in net losses for Series A in this sector.

   Effective December 6, 1999, the Eagle-Global System became the exclusive trading program used by the Trading Advisor to trade Series A's assets. In conjunction with this change, the Managing Owner and the Trading Advisor voluntarily agreed to terminate the Initial Advisory Agreement and enter into the New Advisory Agreement effective March 21, 2000.

   Pursuant to the New Advisory Agreement, the Trading Advisor was to be paid a weekly management fee at an annual rate of 1% of Series A's net asset value until the net asset value per Interest was at least $80 for a period of 10 consecutive business days, at which time the weekly management fee was to be increased to an annual rate of 2% (i.e., the rate pursuant to the Initial Advisory Agreement). Effective October 31, 2001, Series A sustained a net asset value per Interest greater than $80 for 10 consecutive business days. As a result, the Trading Advisor has been paid a weekly management fee at an annual rate of 2% since November 1, 2001. Additionally, although the term of the New Advisory Agreement commenced on March 21, 2000, the Trading Advisor must recoup all trading losses incurred under the Initial Advisory Agreement before an incentive fee is paid. Furthermore, the New Advisory Agreement resets the net asset value for purposes of its termination provisions (see Note F to the financial statements). The New Advisory Agreement may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

   Fluctuations in overall average net asset levels have led to corresponding fluctuations in interest earned and commissions and management fees incurred by Series A, which are largely based on the level of net assets. Series A's average net asset levels were significantly lower during the year ended December 31, 2001 versus the prior year, primarily due to redemptions in 2001 and the 4th quarter of 2000. Series A's average net asset levels were slightly higher during the year ended December 31, 2000 versus the prior year, primarily from additional contributions in the 4th quarter of 1999 offset, in part, by redemptions and unfavorable trading performance in 1999 and 2000.

   Interest income is earned on the average net assets held at PSI and, therefore, varies weekly according to interest rates, trading performance, contributions and redemptions. Interest income decreased $849,000 during 2001 as compared to 2000 and increased $227,000 during 2000 as compared to 1999. These increases were due primarily to changes in net asset levels as discussed above. Additionally, lower overall interest rates in 2001 versus 2000 contributed to the decrease in 2001 and higher overall interest rates in 2000 versus 1999 contributed to the increase in 2000.

   Commissions are calculated on Series A's net asset value at the end of each week and, therefore, vary according to weekly trading performance, contributions and redemptions. Commissions decreased $861,000 during 2001 as compared to 2000 and increased $39,000 during 2000 as compared to 1999, due to fluctuations in average net asset levels as discussed above.

   All trading decisions for Series A are made by the Trading Advisor. Management fees are calculated on Series A's net asset value at the end of each week and, therefore, are affected by weekly trading performance, contributions and redemptions. Management fees decreased $152,000 during 2001 as compared to 2000, and decreased $118,000 during 2000 as compared to 1999, due to the fluctuations in average net asset levels, as well as the reduction in the management fee rate during March 2000 as discussed above.

   Incentive fees are based on the 'New High Net Trading Profits' generated by the Trading Advisor, as defined in the New Advisory Agreement among Series A, the Managing Owner and the Trading Advisor.

Series A did not incur an incentive during the years ended December 31, 2001 and 2000, and incurred only a negligible amount for the year ended December 31, 1999.

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as Series A. Under the new requirements, Series A is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on Series A's financial position or results of operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of Series A from inception through December 31, 2001.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 2001 was $48.

   Series A's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        World Monitor Trust--Series A/0TH
        Peck Slip Station
        P.O. Box 2303
        New York, New York 10273-0005

0TH                                           PRESORTED
Peck Slip Station                              STANDARD
P.O. Box 2303                                U.S. POSTAGE
New York, NY 10273                               PAID
                                            Automatic Mail
PFT1/17152