Form 10-K, Exhibit 13
period 2002-12-31
WORLD MONITOR TRUST SERIES A
filed 2003-03-28
CIK 1051822

                                                         2002
------------------------------------------------------------------------------
World Monitor Trust--Series A                            Annual
                                                         Report

                            LETTER TO LIMITED OWNERS
                         WORLD MONITOR TRUST--SERIES A

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

In our opinion, the accompanying statements of financial condition, including the condensed schedules of investments, and the related statements of operations and changes in trust capital present fairly, in all material aspects, the financial position of World Monitor Trust--Series A at December 31, 2002 and 2001 and the results of its operations and changes in trust capital for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

February 24, 2003

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                        ---------------------------
                                                                            2002            2001
---------------------------------------------------------------------------------------------------
ASSETS
Cash in commodity trading accounts                                       $5,000,833      $5,425,959
Net unrealized gain on open futures contracts                               109,011         210,147
                                                                        ------------     ----------
Total assets                                                             $5,109,844      $5,636,106
                                                                        ------------     ----------
                                                                        ------------     ----------
LIABILITIES AND TRUST CAPITAL
Liabilities
Commissions payable                                                      $   32,545      $   34,930
Management fees payable                                                       8,628             919
Redemptions payable                                                              --           8,618
                                                                        ------------     ----------
Total liabilities                                                            41,173          44,467
                                                                        ------------     ----------
Commitments
Trust capital
Limited interests (51,247.230 and 70,712.634 interests outstanding)       5,015,625       5,531,871
General interests (542 and 764 interests outstanding)                        53,046          59,768
                                                                        ------------     ----------
Total trust capital                                                       5,068,671       5,591,639
                                                                        ------------     ----------
Total liabilities and trust capital                                      $5,109,844      $5,636,106
                                                                        ------------     ----------
                                                                        ------------     ----------
Net asset value per limited and general interest                         $    97.87      $    78.23
                                                                        ------------     ----------
                                                                        ------------     ----------
---------------------------------------------------------------------------------------------------

                 The accompanying notes are an integral part of these statements.

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                       CONDENSED SCHEDULES OF INVESTMENTS

                                                                   At December 31,
                                         --------------------------------------------------------------------
                                                       2002                                2001
                                         --------------------------------    --------------------------------
                                         Net Unrealized                      Net Unrealized
                                          Gain (Loss)                         Gain (Loss)
                                           as a % of       Net Unrealized      as a % of       Net Unrealized
Futures Contracts                        Trust Capital      Gain (Loss)      Trust Capital      Gain (Loss)
-------------------------------------------------------------------------------------------------------------
Futures contracts purchased:
  Stock indices                                              $       --                           $ 10,350
  Interest rates                                                242,903                            (59,552)
  Currencies                                                    264,113                            100,156
  Commodities                                                   (78,007)                           (34,889)
                                                           --------------                      --------------
     Net unrealized gain on futures
       contracts purchased                     8.46%            429,009            0.29%            16,065
                                                           --------------                      --------------
Futures contracts sold:
  Currencies                                                   (223,100)                           165,632
  Commodities                                                   (96,898)                            28,450
                                                           --------------                      --------------
     Net unrealized gain (loss) on
       futures contracts sold                 (6.31)           (319,998)           3.47            194,082
                                             ------        --------------        ------        --------------
     Net unrealized gain on futures
     contracts                                 2.15%         $  109,011            3.76%          $210,147
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
Forward currency contracts purchased           0.14%         $    7,124              --%          $     --
Forward currency contracts sold               (0.14)             (7,124)             --                 --
                                             ------        --------------        ------        --------------
     Net unrealized gain on forward
       contracts                               0.00%         $        0              --%          $     --
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------

Settlement Currency--Futures Contracts
  British pound                                0.96%         $   48,688           (1.24)%         $(69,132)
  Euro                                         1.80              91,105           (0.46)           (25,874)
  Australian dollars                           0.48              24,298              --                 --
  Japanese yen                                   --                  --            2.17            121,044
  U.S. dollar                                 (1.09)            (55,080)           3.29            184,109
                                             ------        --------------        ------        --------------
     Total                                     2.15%         $  109,011            3.76%          $210,147
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
Settlement Currency--Forward Contracts
  U.S. dollar                                  0.00%         $        0              --%          $     --
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
-------------------------------------------------------------------------------------------------------------
                      The accompanying notes are an integral part of these statements.

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                      Year ended December 31,
                                                              ----------------------------------------
                                                                  2002          2001          2000
------------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions             $1,920,269     $ 969,302    $(3,245,181)
Change in net unrealized gain/loss on open commodity
  positions                                                      (101,136)     (321,149)     1,818,026
Interest income                                                   112,336       301,064      1,149,804
                                                              ------------    ---------    -----------
                                                                1,931,469       949,217       (277,351)
                                                              ------------    ---------    -----------
EXPENSES
Commissions                                                       415,523       527,296      1,387,964
Management fees                                                   107,263        77,605        229,367
Incentive fees                                                    153,424            --             --
                                                              ------------    ---------    -----------
                                                                  676,210       604,901      1,617,331
                                                              ------------    ---------    -----------
Net income (loss)                                              $1,255,259     $ 344,316    $(1,894,682)
                                                              ------------    ---------    -----------
                                                              ------------    ---------    -----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                              $1,241,606     $ 340,847    $(1,876,633)
                                                              ------------    ---------    -----------
                                                              ------------    ---------    -----------
General interests                                              $   13,653     $   3,469    $   (18,049)
                                                              ------------    ---------    -----------
                                                              ------------    ---------    -----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL
INTEREST
Net income (loss) per weighted average limited and general
  interest                                                     $    20.59     $    3.84    $     (7.42)
                                                              ------------    ---------    -----------
                                                              ------------    ---------    -----------
Weighted average number of limited and general interests
  outstanding                                                      60,962        89,742        255,349
                                                              ------------    ---------    -----------
                                                              ------------    ---------    -----------

------------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                            INTERESTS        INTERESTS      INTERESTS        TOTAL
------------------------------------------------------------------------------------------------------
Trust capital--December 31, 1999            323,431.380     $24,729,908     $ 253,681     $ 24,983,589
Net loss                                                     (1,876,633)      (18,049)      (1,894,682)
Redemptions                                (201,863.271)    (13,737,452)     (141,995)     (13,879,447)
                                           ------------     -----------     ---------     ------------
Trust capital--December 31, 2000            121,568.109       9,115,823        93,637        9,209,460
Net income                                                      340,847         3,469          344,316
Redemptions                                 (50,091.475)     (3,924,799)      (37,338)      (3,962,137)
                                           ------------     -----------     ---------     ------------
Trust capital--December 31, 2001             71,476.634       5,531,871        59,768        5,591,639
Net income                                                    1,241,606        13,653        1,255,259
Redemptions                                 (19,687.404)     (1,757,852)      (20,375)      (1,778,227)
                                           ------------     -----------     ---------     ------------
Trust capital--December 31, 2002             51,789.230     $ 5,015,625     $  53,046     $  5,068,671
                                           ------------     -----------     ---------     ------------
                                           ------------     -----------     ---------     ------------

------------------------------------------------------------------------------------------------------
            The accompanying notes are an integral part of these statements.

                                       5

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

The Trust, Trustee, Managing Owner and Affiliates

   World Monitor Trust (the 'Trust') is a business trust organized under the laws of Delaware on December 17, 1997. The Trust commenced trading operations on June 10, 1998 and will terminate on December 31, 2047 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement. The Trust consists of three separate and distinct series ('Series'):
Series A, B and C. The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company. The managing owner, Prudential Securities Futures Management Inc. (the 'Managing Owner'), is a wholly-owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is an indirect wholly-owned subsidiary of Prudential Financial, Inc. ('Prudential'). PSI is the selling agent for the Trust, as well as its commodity broker ('Commodity Broker').

   In February 2003, Prudential and Wachovia Corp. ('Wachovia') announced an agreement to combine each company's respective retail securities brokerage and clearing operations within a new firm, which will be headquartered in Richmond, Virginia. Under the agreement, Prudential will have a 38% ownership interest in the new firm and Wachovia will own 62%. The transaction, which includes the securities brokerage, securities clearing, and debt capital markets operations of PSI, but does not include the equity sales, trading and research operations or commodity brokerage and derivative operations of PSI, is anticipated to close in the third quarter of 2003. The Managing Owner, as well as the Commodity Broker, will continue to be indirect wholly owned subsidiaries of Prudential.

The Offering

   Beneficial interests in each Series ('Interests') were offered once each week until each Series' subscription maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Interests. On June 10, 1998, a sufficient number of subscriptions for each Series had been received and accepted by the Managing Owner to permit each Series to commence trading. World Monitor Trust--Series A ('Series A') completed its initial offering with gross proceeds of $6,039,177 from the sale of 59,631.775 limited interests and 760 of general interests. General interests were sold exclusively to the Managing Owner.

   Series A was offered until it achieved its subscription maximum of $34,000,000 during November 1999. Interests in World Monitor Trust--Series B ('Series B') and World Monitor Trust--Series C ('Series C') continued to be offered on a weekly basis at the then current net asset value per Interest until the Managing Owner suspended the offering of Interests for each Series. The Managing Owner suspended the offering of Interests in Series B and Series C and allowed all selling registrations to expire by April 30, 2002. As such, Interests owned in one series of the Trust may no longer be exchanged for Interests of one or more other Series. While the Managing Owner does not anticipate doing so, it may, at its election, reinstate the offering of Interests in Series B and Series C in the future.

   The Managing Owner is required to maintain at least a 1% interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner.

The Trading Advisor

   Each Series has its own independent commodity trading advisor that makes that Series' trading decisions. The Managing Owner has allocated 100% of the proceeds from the initial and continuous offering of Series A to its trading advisor. The Managing Owner, on behalf of Series A, initially entered into an advisory agreement (the 'Initial Advisory Agreement') with Eagle Trading Systems, Inc. (the 'Trading Advisor') to make the trading decisions for Series A utilizing both the Eagle-Global System and the Eagle-FX System.

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

Exchanges, Redemptions and Termination

   As a result of the Managing Owner suspending the offering of Interests in Series B and Series C as discussed in Note A, Interests owned in one series of the Trust (Series A, B or C) may no longer be exchanged for Interests of one or more other Series.

   Redemptions are permitted on a weekly basis at the then current net asset value per Interest. Interests redeemed on or before the end of the first and second successive six-month periods after their effective dates of purchase were subject to a redemption fee of 4% and 3%, respectively, of the net asset value at which they were redeemed. Redemption fees were paid to the Managing Owner.

   In the event that the estimated net asset value per Interest of a Series at the end of any business day, after adjustments for distributions, declines by 50% or more since the commencement of trading activities or the first day of a fiscal year, Series A will terminate.

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of Series A are prepared in accordance with accounting principles generally accepted in the United States of America.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded. Net unrealized gain or loss on open contracts denominated in foreign currencies and foreign currency holdings are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income (loss) per weighted average limited and general interest. The weighted average limited and general interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests redeemed based on their respective time outstanding during such period.

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

New accounting guidance

   In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 ('FIN 45'), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which Series A adopted at December 31, 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. Consistent with standard business practices in the normal course of business, Series A has provided general indemnifications to the Managing Owner, its Trading Advisor and others when they act, in good faith, in the best interests of Series A. Series A is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

C. Fees

Organizational, offering, general and administrative costs

   PSI or its affiliates paid all the costs of organizing Series A and offering its Interests and continue to pay all the administrative costs incurred by the Managing Owner or its affiliates for services they perform for Series A. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other routine third party administrative costs also are paid by PSI or its affiliates.

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

D. Related Parties

   The Managing Owner or its affiliates perform services for Series A, which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications, printing and other administrative services. As further described in Note C, except for costs related to brokerage services, PSI or its affiliates pay all the costs of these services in addition to Series A's routine operational, administrative, legal and auditing costs.

   The costs charged to Series A for brokerage services for the years ended December 31, 2002, 2001 and 2000 were $415,523, $527,296 and $1,387,964, respectively.

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

Market Risk

   Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series A's net assets being traded, significantly exceeds Series A's future cash requirements since Series A intends to close out its open positions prior to settlement. As a result, Series A is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series A considers the 'fair value' of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with Series A's commitments to purchase commodities is limited to the gross or face amount of the contract held. However, when Series A enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series A to unlimited risk.

   Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series A holds and the liquidity and inherent volatility of the markets in which Series A trades.

Credit risk

   When entering into futures or forward contracts, Series A is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, if Series A enters into forward transactions, the sole counterparty is PSI, Series A's commodity broker. Series A has entered into a master netting agreement with PSI and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series A's contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of Series A's contracts may result in greater loss than non-performance on all of Series A's contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series A.

   The Managing Owner attempts to minimize both credit and market risks by requiring Series A and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the New

Advisory Agreement among Series A, the Managing Owner and the Trading Advisor, Series A shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 33 1/3% from the value at the beginning of any year or since the effective date of the New Advisory Agreement (i.e., March 2000). Furthermore, the Second Amended and Restated Declaration of Trust and Trust Agreement provides that Series A will liquidate its positions, and eventually dissolve, if Series A experiences a decline in net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interest of Series A.

   PSI, when acting as Series A's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to Series A all assets of Series A relating to domestic futures trading and is not permitted to commingle such assets with other assets of PSI. At December 31, 2002, such segregated assets totalled $1,470,868. Part 30.7 of the CFTC regulations also requires PSI to secure assets of Series A related to foreign futures trading which totalled $3,638,976 at December 31, 2002. There are no segregation requirements for assets related to forward trading.

   As of December 31, 2002, all open futures contracts mature within three months.

G. Financial Highlights

                                                                     For the year ended December
                                                                                 31,
                                                                     ----------------------------
                                                                         2002            2001
                                                                     ------------    ------------
Performance per Interest
  Net asset value, beginning of period                                  $78.23          $75.76
                                                                     ------------    ------------
  Net realized gain and change in net unrealized gain/loss on
     commodity transactions                                              29.33            6.04
  Interest income                                                         1.86            3.16
  Expenses                                                              (11.55)          (6.73)
                                                                     ------------    ------------
  Net increase for the period                                            19.64            2.47
                                                                     ------------    ------------
  Net asset value, end of period                                        $97.87          $78.23
                                                                     ------------    ------------
                                                                     ------------    ------------
Total return                                                             25.11%           3.26%
Ratio to average net assets
  Interest income                                                         2.10%           4.40%
  Expenses, including incentive fees, of 2.87% during 2002               12.63%           8.84%

      These financial highlights represent the overall results of Series A during the years ended December 31, 2002 and 2001. An individual limited owner's actual results may differ depending on the timing of redemptions.

      I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series A is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     /s/ Steven Weinreb
     -----------------------
     By: Steven Weinreb
     Chief Financial Officer
--------------------------------------------------------------------------------

                         WORLD MONITOR TRUST--SERIES A
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   Series A commenced operations on June 10, 1998 with gross proceeds of $6,039,177 allocated to commodities trading. Interests in Series A continued to be offered weekly until Series A achieved its subscription maximum of $34,000,000 during November 1999. The Managing Owner suspended the offering of Interests in Series B and Series C and allowed all selling registrations to expire by April 30, 2002. As such, Interests owned in one series of the Trust may no longer be exchanged for Interests in one or more other Series.

   Interests in Series A may be redeemed on a weekly basis. Redemptions of limited interests and general interests for the year ended December 31, 2002 were $1,757,852 and $20,375, respectively, for the year ended December 31, 2001 were $3,924,799 and $37,338, respectively, and for the period from June 10, 1998 (commencement of operations) to December 31, 2002 were $23,337,440 and $217,115, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2002, 100% of Series A's net assets were allocated to commodities trading. A significant portion of the net assets was held in cash, which was used as margin for Series A's trading in commodities. Inasmuch as the sole business of Series A is to trade in commodities, Series A continues to own such liquid assets to be used as margin. PSI credits Series A monthly with 100% of the interest it earns on the average net assets in Series A's accounts.

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

   Since Series A's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contract (credit risk). Series A's exposure to market risk is influenced by a number of factors, including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of Series A's speculative trading, as well as the development of drastic market occurrences, could result in monthly losses considerably beyond Series A's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring Series A and its Trading Advisor to abide by various trading limitations and policies, which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with Series A's futures and forward contracts.

   Series A does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 2002 was $97.87, an increase of 25.11% from the December 31, 2001 net asset value per Interest of $78.23, which was an increase of 3.26% from the December 31, 2000 net asset value per Interest of $75.76. The CISDM Fund/Pool Qualified Universe Index (formerly known as the Zurich Fund/Pool Qualified Universe Index) returned 11.99% and 7.52% for the years ended December 31, 2002 and 2001, respectively. The CISDM Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Account Reports, LLC. Past performance is not necessarily indicative of future results.

   Series A's trading gains/(losses) before commissions were $1,819,000, $648,000 and $(1,427,000) during the years ended December 31, 2002, 2001 and 2000, respectively. Due to the nature of Series A's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of Series A's 2002 trading results is presented below.

   Net losses for Series A were experienced in the metals, energy and currency sectors. Profits were the result of gains in the financial, grain, softs and index sectors.

   Gold and other precious metals soared throughout most of the first half of the year in response to weaknesses in the U.S. dollar and global equity markets and instability in the Middle East. Base metals also began the year on a rise as global economic activity showed signs of recovery. Gold prices reversed at second quarter-end as a result of profit taking by traders and the sentiment that U.S. and Japanese central banks would support the U.S. dollar. Gold ended the year above $300 an ounce. Base metal prices fell in the second half of the year due to weak economies and decreased industrial production. Gains earned from long gold and copper positions in the second quarter of the year were not sufficient to offset first, third and fourth quarter losses.

   Energy markets were volatile at the beginning of the year, but rose toward the first quarter-end as the escalating conflict in the Middle East prompted fears of an interruption in supplies. This, together with hopes for increased U.S. energy demand due to a recovering economy, reinforced the normal seasonal upward pressure on energy prices. Energy prices declined in the second quarter amid increased U.S. stock suggesting ample supply for the summer season and anticipation that Russia would discontinue output restrictions. Through the end of the year, energy markets climbed as fears of impending war with Iraq and the Venezuelan oil strike pushed crude oil prices up significantly. Crude oil rose from the low $201s per barrel earlier in the year to approximately $30 a barrel at year-end. Gains made in the third quarter from long heating oil and crude oil positions did not offset losses incurred throughout the year.

   In foreign exchange markets, the U.S. dollar began the year strong against most major foreign currencies as the U.S. economy exhibited signs of recovery. The trend reversed in the second quarter as weak U.S. economic growth in relation to other economies and concerns regarding accounting irregularities in major U.S. corporations drove the dollar downward. Most European currencies and the euro were weak early in the year but rallied in March amid hopes of an economic recovery. In the third quarter, the euro surpassed parity with the U.S. dollar as investors1 desire for U.S. assets decreased, but ended the quarter lower. The British pound rose against the U.S. dollar early in the year amid perceived strength in the British economy and gained as a result of positive economic data. Towards the end of the year, the U.S. dollar began the fourth quarter up amid evidence of a firming U.S. economy, but traded lower against many major foreign currencies in December. The market reacted to the sluggish U.S. economy, weaker foreign demand for the U.S. dollar and expectations of war with Iraq. Long Canadian dollar and British pound positions resulted in net losses for Series A.

   Global bond markets trended lower through most of the first quarter amid growing prospects for imminent interest rate hikes by central banks. In the U.S., interest rates rose towards the end of the first quarter in response to stronger than expected economic data and indications that the U.S. Federal Reserve Bank (the 'Fed') would lean towards increasing rates in the near future. The Fed kept rates unchanged at 1.75% throughout the first three quarters of the year. Other central banks, including the European Central Bank and the Bank of Japan, generally followed the lead of the Fed leaving rates unchanged and foreign bond markets rose as well. In the second half of the year, the Japanese bond market was particularly strong as the Japanese economy continued to struggle with recession and investors fled to bonds for safety. Global bond prices in the fourth quarter were slightly weaker as interest rates rose in response to the stock market rally and optimism on economic prospects. This trend reversed when the Fed cut interest rates by 50 basis points to 1.25%, a new 40-year low, at its first quarterly meeting in November. This was the first rate cut of 2002, following 11 cuts in 2001. The Fed also switched its economic outlook for the near future from a bias toward 'economic weakness' to 'balanced'. U.S., Japanese and European bond markets ended the year strong resulting in net gains for long European, U.S. Treasury and Japanese bond positions.

   In commodities markets, drought in the mid-western U.S. during the second half of the year drove price increases in corn, wheat and soybean markets. Sugar prices moved lower in November due to an abundant supply and expectations for a large crop in 2003. Long positions in corn and beans and short positions in sugar resulted in gains.

   Equity indices began the year choppily due to a continuing weak economy and concerns about balance sheet reporting and accounting irregularities. Positive data and hopes of an economic recovery boosted stock markets towards the middle of the first quarter. However, as investor confidence collapsed in response to concerns about accounting transparency at some firms, heightened tension in the Middle East, and decreased corporate sales and profits, global equity markets moved sharply lower throughout the second quarter. This resulted in investors re-evaluating their outlook for a near-term economic recovery. Equity markets rallied in mid October, triggered by a surge of global economic optimism, but fell once again towards the end of the year providing a negative return for the third consecutive year. Overall, equity markets around the world showed poor performance for 2002. In the U.S., the Dow Jones Industrial Average was down 16.76% for the year while the S&P 500 was down 23.37%. The London FTSE returned a negative 24.48% and the Hong Kong Hang Seng Index ended the year down 18.21%. Overall, short positions in the London FTSE and EUR DAX Indices resulted in gains.

   Effective December 6, 1999, the Eagle-Global System became the exclusive trading program used by the Trading Advisor to trade Series A's assets. In conjunction with this change, the Managing Owner and the Trading Advisor voluntarily agreed to terminate the Initial Advisory Agreement and enter into the New Advisory Agreement effective March 21, 2000.

   Pursuant to the New Advisory Agreement, the Trading Advisor was to be paid a weekly management fee at an annual rate of 1% of Series A's net asset value until the net asset value per Interest was at least $80 for a period of 10 consecutive business days, at which time the weekly management fee was to be increased to an annual rate of 2% (i.e., the rate pursuant to the Initial Advisory Agreement). Effective October 31, 2001, Series A sustained a net asset value per Interest greater than $80 for 10 consecutive business days. As a result, the Trading Advisor has been paid a weekly management fee at an annual rate of 2% since November 1, 2001. Additionally, although the term of the New Advisory Agreement commenced on March 21, 2000, the Trading Advisor must recoup all trading losses incurred under the Initial Advisory Agreement before an incentive fee is paid. The incentive fee is discussed further in Note C to the financial statements. Furthermore, the New Advisory Agreement resets the net asset value for purposes of its termination provisions, as more fully discussed in Note F to the financial statements. The New Advisory Agreement may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

   Fluctuations in overall average net asset levels have led to corresponding fluctuations in interest earned and commissions and management fees incurred by Series A, which are largely based on the level of net assets. Series A's average net asset levels were lower during the year ended December 31, 2002 versus the prior year, primarily due to redemptions during the year offset, in part, by favorable trading performance during 2002. Series A's average net asset levels were significantly lower during the year ended December 31, 2001 versus the prior year, primarily due to redemptions in 2001 and the 4th quarter of 2000.

   Interest income is earned on the average net assets held at PSI and, therefore, varies weekly according to interest rates, trading performance and redemptions. Interest income decreased $189,000 during 2002 as compared to 2001 and $849,000 during 2001 as compared to 2000. These decreases were due primarily to declining net asset levels as discussed above. Additionally, declining interest rates during 2002 and 2001 contributed to the decrease in interest income earned.

   Commissions are calculated on Series A's net asset value at the end of each week and, therefore, vary according to weekly trading performance and redemptions. Commissions decreased $112,000 during 2002 as compared to 2001 and $861,000 during 2001 as compared to 2000, due to the decrease in average net asset levels as discussed above.

   All trading decisions for Series A are made by the Trading Advisor. Management fees are calculated on Series A's net asset value at the end of each week and, therefore, are affected by weekly trading performance and redemptions. Management fees increased $30,000 during 2002 as compared to 2001 and decreased $152,000 during 2001 as compared to 2000, due to the decrease in average net asset levels, as well as the fluctuations in the management fee rate during November 2001 and March 2000 as discussed above.

   Incentive fees are based on the 'New High Net Trading Profits' generated by the Trading Advisor, as defined in the New Advisory Agreement among Series A, the Managing Owner and the Trading Advisor. Incentive fees were $153,000 for the year ended December 31, 2002. There were no incentive fees earned during the year ended December 31, 2001 and 2000.

Inflation

   Inflation has had no material impact on operations or on the financial condition of Series A from inception through December 31, 2002.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 2002 was $53.

   Series A's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        World Monitor Trust--Series A/0TH
        Peck Slip Station
        P.O. Box 2303
        New York, New York 10273-0005

0TH
Peck Slip Station                                PRESORTED
P.O. Box 2303                                    STANDARD
New York, NY 10273                             U.S. POSTAGE
                                                   PAID
                                              Automatic Mail


PFT1/17152