Form 10-K, Exhibit 13
period 2003-12-31
WORLD MONITOR TRUST SERIES A
filed 2004-03-29
CIK 1051822

World Monitor Trust—Series A

2003

Annual

Report

LETTER TO LIMITED OWNERS

WORLD MONITOR TRUST—SERIES A

PricewaterhouseCoopers (LOGO)	PricewaterhouseCoopers LLP

1177 Avenue of the Americas

New York, NY 10036

Telephone (646) 471-4000

Facsimile (646) 471-4100

Report of Independent Auditors

To the Managing Owner and Limited Owners

of World Monitor Trust—Series A

In our opinion, the accompanying statements of financial condition, including the condensed schedules of investments, and the related statements of operations and of changes in trust capital present fairly, in all material aspects, the financial position of World Monitor Trust—Series A at December 31, 2003 and 2002 and the results of its operations and changes in its trust capital for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 23, 2004

WORLD MONITOR TRUST—SERIES A

(a Delaware Business Trust)

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2003	2002

ASSETS

Cash in commodity trading accounts	$5,484,186	$5,000,833

Net unrealized gain on open futures contracts	193,314	109,011

Total assets	$5,677,500	$5,109,844

LIABILITIES AND TRUST CAPITAL

Liabilities

Commissions payable	$38,506	$32,545

Management fees payable	10,130	8,628

Incentive fee payable	51,375	—

Total liabilities	100,011	41,173

Commitments

Trust capital

Limited interests (44,747.828 and 51,247.230 interests outstanding)	5,521,592	5,015,625

General interests (453 and 542 interests outstanding)	55,897	53,046

Total trust capital	5,577,489	5,068,671

Total liabilities and trust capital	$5,677,500	$5,109,844

Net asset value per limited and general interest	$123.39	$97.87

The accompanying notes are an integral part of these statements.

WORLD MONITOR TRUST—SERIES A

(a Delaware Business Trust)

CONDENSED SCHEDULES OF INVESTMENTS

	At December 31,
	2003		2002
Futures Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)

Futures contracts purchased:

Stock indices		$31,451		$—

Interest rates		15,295		242,903

Currencies		86,319		264,113

Commodities		350,426		(78,007)

Net unrealized gain on futures contracts purchased	8.67%	483,491	8.46%	429,009

Futures contracts sold:

Interest rates		(32,687)		—

Currencies		—		(223,100)

Commodities		(257,490)		(96,898)

Net unrealized (loss) on futures contracts sold	(5.20)	(290,177)	(6.31)	(319,998)

Net unrealized gain on futures contracts	3.47%	$193,314	2.15%	$109,011

Forward currency contracts purchased	—%	—%	0.14%	$7,124

Forward currency contracts sold	—	—	(0.14)	(7,124)

Net unrealized gain (loss) on forward contracts	—%	$—	0.00%	$0

Settlement Currency—Futures Contracts

British pound	(.44)%	$(24,542)	0.96%	$48,688

Euro	0.19	10,476	1.80	91,105

Australian dollars	—	—	0.48	24,298

U.S. dollar	3.72	207,380	(1.09)	(55,080)

Total	3.47%	$193,314	2.15%	$109,011

Settlement Currency—Forward Contracts

U.S. dollar	—%	$—	0.00%	$0

The accompanying notes are an integral part of these statements.

WORLD MONITOR TRUST—SERIES A

(a Delaware Business Trust)

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2003	2002	2001

REVENUES

Net realized gain on commodity transactions	$1,703,845	$1,920,269	$969,302

Change in net unrealized gain/loss on open commodity positions	84,303	(101,136)	(321,149)

Interest income	72,328	112,336	301,064

	1,860,476	1,931,469	949,217

EXPENSES

Commissions	421,547	415,523	527,296

Management fees	109,191	107,263	77,605

Incentive fees	91,432	153,424	—

	622,170	676,210	604,901

Net income	$1,238,306	$1,255,259	$344,316

ALLOCATION OF NET INCOME

Limited interests	$1,224,552	$1,241,606	$340,847

General interests	$13,754	$13,653	$3,469

NET INCOME PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST

Net income per weighted average limited and general interest	$25.98	$20.59	$3.84

Weighted average number of limited and general interests outstanding	47,665	60,962	89,742

STATEMENTS OF CHANGES IN TRUST CAPITAL

	INTERESTS	LIMITED INTERESTS	GENERAL INTERESTS	TOTAL

Trust capital—December 31, 2000	121,568.109	$9,115,823	$93,637	$9,209,460

Net income		340,847	3,469	344,316

Redemptions	(50,091.475)	(3,924,799)	(37,338)	(3,962,137)

Trust capital—December 31, 2001	71,476.634	5,531,871	59,768	5,591,639

Net income		1,241,606	13,653	1,255,259

Redemptions	(19,687.404)	(1,757,852)	(20,375)	(1,778,227)

Trust capital—December 31, 2002	51,789.230	5,015,625	53,046	5,068,671

Net income		1,224,552	13,754	1,238,306

Redemptions	(6,588.402)	(718,585)	(10,903)	(729,488)

Trust capital—December 31, 2003	45,200.828	$5,521,592	$55,897	$5,577,489

The accompanying notes are an integral part of these statements.

WORLD MONITOR TRUST—SERIES A

(a Delaware Business Trust)

NOTES TO FINANCIAL STATEMENTS

A.   General

The Trust, Trustee, Managing Owner and Affiliates

World Monitor Trust (the “Trust”) is a business trust organized under the laws of Delaware on December 17, 1997. The Trust commenced trading operations on June 10, 1998 and will terminate on December 31, 2047 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement. The Trust consists of three separate and distinct series (“Series”): Series A, B and C. The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company.

On July 1, 2003, Prudential Financial, Inc. (“Prudential”) and Wachovia Corp. (“Wachovia”) combined their separate retail securities brokerage and clearing businesses under a new holding company named Wachovia/Prudential Financial Advisors, LLC (“WPFA”), owned 62% by Wachovia and 38% by Prudential. As a result, the retail brokerage operations of Prudential Securities Incorporated (“PSI”) were contributed to Wachovia Securities, LLC (“Wachovia Securities”). Wachovia Securities is wholly-owned by WPFA and is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (“NASD”) and all major securities exchanges. Series A and its managing owner, Prudential Securities Futures Management Inc., entered into a service agreement with Wachovia Securities, effective July 1, 2003. Pursuant to this agreement, Wachovia Securities agrees to provide certain enumerated services to accounts of the limited interest owners carried at Wachovia. Effective July 1, 2003, PSI changed its name to Prudential Equity Group, Inc. (“PEG”). PEG remains an indirectly wholly-owned subsidiary of Prudential. PEG was a registered broker-dealer and a member of the NASD and all major securities exchanges and conducted the equity research, domestic and international equity sales and trading operations, and commodity brokerage and derivative operations it had previously conducted as PSI until December 31, 2003. As part of the process of reorganizing its business structure, Prudential Securities Group Inc. (“PSG”), the direct parent of PEG and a wholly-owned subsidiary of Prudential, transferred the commodity brokerage, commodity clearing and derivative operations previously performed by PEG to another PSG indirect wholly-owned subsidiary, Prudential Financial Derivatives, LLC (“PFD”) effective January 1, 2004. Like PEG, PFD is registered as a futures commission merchant under the Commodity Exchange Act and is a member of the National Futures Association.

The managing owner, Prudential Securities Futures Management Inc. (the “Managing Owner”), is a wholly-owned subsidiary of PEG. The Managing Owner is required to maintain at least a 1% interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner.

The Offering

Beneficial interests in each Series (“Interests”) were offered once each week until each Series’ subscription maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Interests. On June 10, 1998, a sufficient number of subscriptions for each Series had been received and accepted by the Managing Owner to permit each Series to commence trading. World Monitor Trust—Series A (“Series A”) completed its initial offering with gross proceeds of $6,039,177 from the sale of 59,631.775 limited interests and 760 of general interests. General interests were sold exclusively to the Managing Owner.

Series A was offered until it achieved its subscription maximum of $34,000,000 during November 1999. Interests in World Monitor Trust—Series B (“Series B”) and World Monitor Trust—Series C (“Series C”) continued to be offered on weekly basis at the then current net asset value per interest until the Managing Owner suspended the offering of Interests for each Series. The Managing Owner suspended the offering of Interests in Series B and Series C and allowed all selling registrations to expire by April 30, 2002. As such, Interests owned in one series of the Trust may no longer be exchanged for Interests of one or more other

Series. While the Managing Owner does not anticipate doing so, it may, at its election, reinstate the offering of Interests in Series B and Series C in the future.

The Trading Advisor

Each Series has its own independent commodity trading advisor that makes that Series’ trading decisions. The Managing Owner has allocated 100% of the proceeds from the initial and continuous offering of Series A to its trading advisor. The managing Owner, on behalf of Series A, initially entered into an advisory agreement (the “Initial Advisory Agreement”) with Eagle Trading Systems, Inc. (the “Trading Advisor”) to make the trading decisions for Series A utilizing both the Eagle-Global System and the Eagle-FX System.

Effective December 6, 1999, the Eagle-Global System became the exclusive trading program used by the Trading Advisor to trade Series A’s assets. In conjunction with this change, the Managing Owner and the Trading Advisor voluntarily agreed to terminate the Initial Advisory Agreement and enter into a new advisory agreement (the “New Advisory Agreement”) effective March 21, 2000.

Pursuant to the New Advisory Agreement, the Trading Advisor was to be paid a weekly management fee at an annual rate of 1% of Series A’s net asset value until the net asset value per Interest was at least $80 for a period of 10 consecutive business days, at which time the weekly management fee was to be increased to an annual rate of 2% (i.e. the rate pursuant to the Initial Advisory Agreement). Effective October 31, 2001, Series A sustained a net asset value per Interest greater than $80 for 10 consecutive business days. As a result, the Trading Advisor has been paid a weekly management fee at an annual rate of 2% since November 1, 2001. Additionally, although the term of the New Advisory Agreement commenced on March 21, 2000, the Trading Advisor must recoup all trading losses incurred under the Initial Advisory Agreement before an incentive fee is paid. The incentive fee is discussed further in Note C. Furthermore, the New Advisory Agreement resets the net asset value for purpose of its termination provisions, as more fully discussed in Note F. The New Advisory Agreement may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

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

Series A has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows—Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

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

Profit and loss allocations and distributions

Series A allocates profits and losses for both financial and tax reporting purposes to its Interest holders weekly on a pro rata basis based on each owner’s Interests outstanding during the week. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders; however, the Managing Owner does not presently intend to make any distributions.

New accounting guidance

Statement of Financial Accounting Standards 149

In April 2003, Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” was issued. This statement amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is intended to result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 had no material effect on the Trust’s financial position or results of operations.

C. Fees

Organizational, offering, general and administrative costs

PEG or its affiliates paid all the costs of organizing Series A and offering its Interests and continue to pay all the administrative costs incurred by the Managing Owner or its affiliates for services they perform for Series A. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other routine third party administrative costs also are paid by PEG or its affiliates.

Management and incentive fees

Through March 2000, Series A paid its Trading Advisor a management fee at an annual rate of 2% of Series A’s net asset value allocated to its management. In March 2000, the management fee was reduced to 1% and in November 2001 was increased back to 2%, as defined in the New Advisory Agreement and previously discussed in Note A. The management fee is determined weekly and the sum of such weekly amounts is paid monthly. Series A also pays its Trading Advisor a quarterly incentive fee equal to 23% of such Trading Advisor’s “New High Net Trading Profits” (as defined in the New Advisory Agreement). The incentive fee also accrues weekly.

Commissions

The Managing Owner and the Trust entered into a brokerage agreement with PEG to act as commodity broker for each Series whereby Series A pays a fixed fee for brokerage services rendered at an annual rate of 7.75% of Series A’s net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. From this fee, PEG pays execution costs (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees), as well as compensation to employees who sell Interests.

D. Related Parties

The Managing Owner or its affiliates perform services for Series A, which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions: investor communications, printing and other administrative services. As further described in Note C, except for costs related to brokerage services, PEG or its affiliates pay all the costs of these services in addition to Series A’s routine operational, administrative, legal and auditing costs.

The costs charged to Series A for brokerage services for the years ended December 31, 2003, 2002 and 2001 were $421,547, $415,523, and $527,296, respectively.

Series A’s assets are maintained either in trading or cash accounts with PEG, Series A’s commodity broker, or, for margin purposes, with the various exchanges on which Series A is permitted to trade. PEG credits Series A monthly with 100% of the Interest it earns on the average net assets in Series A’s accounts.

Series A, acting through its Trading Advisor, may execute over-the-counter, spot, forward and/or option foreign exchange transactions with PEG. PEG then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PEG and Series A pursuant to a line of credit. PEG may require that collateral be posted against the marked-to-market position of Series A.

E. Income Taxes

There have been no differences between the tax basis and book basis of Interest holders’ capital since inception of the Trust.

F. Derivative Instruments and Associated Risks

Series A is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of Series A’s investment activities (credit risk).

Market Risk

Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of Series A’s net assets being traded, significantly exceeds Series A’s future cash requirements since Series A intends to close out its open positions prior to settlement. As a result, Series A is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, Series A considers the “fair value” of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with Series A’s commitments to purchase commodities is limited to the gross or face amount of the contract held. However, when Series A enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes Series A to unlimited risk.

Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments Series A holds and the liquidity and inherent volatility of the markets in which Series A trades.

Credit risk

When entering into futures or forward contracts, Series A is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions, entered into by Series A as PEG Series A commodity broker is the sole counterparty. Series A has entered into a master netting agreement with PEG and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series A’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of Series A’s contracts may result in greater loss than non-performance on all of Series A’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series A.

The Managing Owner attempts to minimize both credit and market risks by requiring Series A and its Trading Advisor to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the New Advisory Agreement among Series A, the Managing Owner and the Trading Advisor, Series A shall automatically terminate the Trading Advisor if the net asset value allocated to the Trading Advisor declines by 33 1/3% from the value at the beginning of any year or since the effective date of the New Advisory Agreement (i.e., March 2000). Furthermore, the Second Amended and Restated Declaration of Trust and Trust Agreement provides that Series A will liquidate its positions, and eventually dissolve, if Series A experience a decline in net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interest of Series A.

PEG, when acting as Series A’s futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series A all assets of Series A relating to domestic futures trading and is not permitted to commingle such assets with other assets of PEG. At December 31, 2003 and 2002, such segregated assets totalled $2,014,739 and $1,470,868, respectively. Part 30.7 of the CFTC regulations also requires PEG to secure assets of Series A related to foreign futures trading which totalled $3,662,761 and $3,638,976 at December 31, 2003 and 2002, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2003, all open futures contracts mature within six months.

G.  Financial Highlights

	For the year ended December 31,
	2003	2002

Performance per Interest

Net asset value, beginning of year	$97.87	$78.23

Net realized gain and change in net unrealized gain/loss on commodity transactions	37.12	29.33

Interest income	1.52	1.86

Expenses	(13.12)	(11.55)

Net increase for the year	25.52	19.64

Net asset value, end of year	$123.39	$97.87

Total return:

Total return before incentive fees	27.77%	27.98%

Incentive fees	(1.69)	(2.87)

Total return after incentive fees	26.08%	25.11%

Ratios to average net assets:

Net investment loss before incentive fees **	(8.49)	(7.66)

Incentive fees	(1.69)	(2.87)

Net investment loss after incentive fees	(10.18)	(10.53)

Interest income	1.34%	2.10%

Incentive fees	1.69%	2.87%

Other expenses	9.83	9.76

Total expenses	11.52%	12.63%

**	Represents interest income less total expenses (exclusive of incentive fees). The Managing Owner believes that the disclosure of the ratio of net investment loss to average net assets as required under the AICPA Audit Guide For Investment Companies is not a meaningful or appropriate measure for Series A. The Managing Owner believes that the total return ratio is the appropriate ratio as it also considers Series A’s commodity trading gains/losses.

These financial highlights represent the overall results of Series A during the years ended December 31, 2003 and 2002. An individual limited owner’s actual results may differ depending on the timing of redemptions.

H.  Subsequent Event

On January 1, 2004, PEG, a wholly-owned subsidiary of PSG, transferred its Global Derivatives Division to PFD and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with Series A to PFD, a properly qualified futures commission merchant.

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust—Series A is accurate and complete.

PRUDENTIAL SECURITIES FUTURES MANAGEMENT INC. (Managing Owner)

By:	/S/ RONALD J. IVANS

Ronald J. Ivans Chief Financial Officer

WORLD MONITOR TRUST—SERIES A

(a Delaware Business Trust)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Preparation of the financial statements and related disclosures in compliance with accounting principles generally accepted in the United States of America requires the application of appropriate accounting rules and guidance, as well as the use of estimates. Series A’s application of these policies involves judgements and actual results may differ from the estimates used.

The Managing Owner has evaluated the nature and types of estimates that it makes in preparing Series A’s financial statements and related disclosures and has determined that the valuation of its investments which are not traded on a United States or Internationally recognized Futures exchange involves a critical accounting policy. The values used by Series A for its open forward positions are provided by its commodity broker, PEG. PEG, who uses market prices when available, while over-the-counter derivative financial instruments, principally forwards, options and swaps are valued based on the present value of estimated future cash flows that would be received from or paid to a third party in settlement of these derivative contracts prior to their delivery date.

As such, if actual results vary from estimates used, they are anticipated to not have a material impact on the financial statements and related disclosures.

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

Interests in Series A may be redeemed on a weekly basis. Redemptions of limited interests and general interests for the year ended December 31, 2003 were $718,585 and $10,903, respectively, for the year ended December 31, 2002 were $1,757,852 and $20,375, respectively, and for the period from June 10, 1998 (commencement of operations) to December 31, 2003 were $24,056,025 and $228,018, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

At December 31, 2003, 100% of Series A’s net assets were allocated to commodities trading. A significant portion of the net assets was held in cash, which was used as margin for Series A’s trading in commodities. Inasmuch as the sole business of Series A is to trade in commodities, Series A continues to own such liquid assets to be used as margin. PFD credits Series A monthly with 100% of the interest it earns on the average net assets in Series A’s accounts.

The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in certain commodity futures contract prices during a single day by regulations referred to as “daily limits”. During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent Series A from promptly liquidating its commodity futures positions.

Since Series A’s business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contract (credit risk). Series A’s exposure to market risk is influenced by a number of factors, including the volatility of interest rates foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of Series A’s speculative trading, as well as the development of drastic market occurrences, could result in monthly losses considerably beyond Series A’s experience to date and could ultimately lead to a loss of all or substantially all of investors’ capital. The Managing Owner attempts to minimize these risks by requiring Series A and its Trading Advisor to abide by various trading limitations and policies, which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion on the credit and market risks associated with Series A’s futures and forward contracts.

Series A does not have, nor does it expect to have, any capital assets.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 31, 2003, Series A had not utilized special purpose entities to facilitate off-balance sheet financing arrangements and has no loan guarantee arrangements or off-balance sheet arrangements of any kind other than agreements entered into in the normal course of business, which may include indemnification provisions related to certain risks service providers, such as our accountants, undertake in performing services which are in the best interests of the Series A. While Series A’s exposure under such indemnification provisions can not be estimated, these general business indemnifications are not expected to have material impact on Series A’s financial position.

Series A’s contractual obligations are with the Trading Advisor and its commodity broker. Payments made under Series A’s agreement with the Trading Advisor are at a fixed rate, calculated as a percentage of the Series A’s “New High Net Trading Profits”. Management fee payments made to the Trading Advisor and commission payments to the commodity broker are calculated as a fixed percentage of Series A’s NAV’s. As such, the Managing Owner cannot anticipate the amount of payments that will be required under these agreements for future periods as NAV’s are not known until a future date. These agreements are effective for one-year terms, renewable automatically for additional one-year terms unless terminated. Additionally, these agreements may be terminated by either party for various reasons. For a further discussion on these payments, see Notes A & C of Series A’s 2003 Annual Report.

Results of Operations

The net asset value per Interest as of December 31, 2003 was $123.39, an increase of 26.08% from the December 31, 2002 net asset value per Interest of $97.87, which was an increase of 25.11% from the December 31, 2001 net asset value per Interest of $78.23. The CISDM Fund/Pool Qualified Universe Index (formerly known as the Zurich Fund/Pool Qualified Universe Index) returned 12.17% and 11.99% for the years ended December 31, 2003 and 2002, respectively. The CISDM Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Account Reports, LLC. Past performance is not necessarily indicative of future results.

Series A’s trading gains/(losses) before commissions were $1,788,000, $1,819,000 and $648,000 during the years ended December 31, 2003, 2002 and 2001, respectively. Due to the nature of Series A’s trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of Series A’s 2003 trading results is presented below.

Profits were the result of gains in the currencies, interest rates, indices, energies, metals and grains sectors. Net losses for Series A were experienced in the softs sectors.

Currencies: Perceptions of a quick success in Iraq boosted the U.S. dollar versus many foreign currencies early in 2003. As uncertainty crept in, the euro topped U.S.$1.10 for the first time in nearly four years amid concerns that the war would disrupt the U.S. economy and the U.S. dollar ended the quarter down against the euro and the Japanese yen. The U.S. dollar continued to move sharply lower against most major currencies during the second quarter. The reversal of the U.S.’s strong dollar policy by Treasury Secretary Snow led to a further sell off of the greenback leading to a 4.5-year low against the Swiss franc, and a 33-month low against the Japanese yen, reversing only after intervention by the Bank of Japan. News of the intervention forced European currencies lower. Despite the strong global economic growth exhibited in the third quarter, the best in 20 years, the U.S. dollar began a new significant decline against both the euro and yen in the fourth quarter with the U.S. dollar reaching a three-year low against the Japanese yen and an 11-year low against the British pound. The weakened dollar played a major role in the markets throughout 2003. The Iraq War, growing U.S. federal deficits, and a weak job market led to a 17% depreciation of the dollar against the euro since the beginning of the year with 7.5% drop over the last quarter. Long euro, British pound and Canadian dollar positions resulted in net gains for Series A throughout the year.

Interest rates: The U.S. Federal Reserve (the “Fed”) left the federal funds rate unchanged at a 41-year low of 1.25% at both the January and March meetings. In mid-March, initial optimism for the Coalition Forces’ success in Iraq resulted in a shift by investors to junk bonds and stocks, marking the worst setback for the U.S. Treasury markets in 18 months. The European Central Bank cut interest rates by 0.25% in the beginning of March, which, coupled with weak global economic growth prospects, resulted in the strengthening of European bond prices. In June, the market reacted with disappointment to the Fed’s 0.25% cut in short-term interest rates and as a result, intermediate and long-term rates rose. Concern about deteriorating public finances in most large economies and a renewed interest in equities, resulted in falling bond prices throughout the quarter and the subsequent rising of long-term rates. As a result of improved world growth, global bond yields began low at the beginning of the third quarter and rose in every major developed bond market, with Japanese bonds experiencing the greatest rise in yields. The majority of damage occurred in July as U.S. Treasuries posted their worst monthly return in more than two decades when investors shifted their allocations from bonds to stocks on the basis of stronger economic data. Government bonds under performed in the fourth quarter as investors sought riskier assets due to gains in GDP, consumer confidence, manufacturing and employment. The Fed maintained its target for the federal funds rate at one percent at its October and December meetings. European and Asian Central Banks followed suit. The threat of increased interest rates depressed bond prices as improved global economy created upward pressure resulting in market fluctuations and increased volatility. Overall, weak global economies, fears of deflation and renewed interest in equities resulted in falling global bond prices resulting in net gains for short U.S. and European bond positions.

Indices: Major global equity markets rallied early in the first quarter of 2003, but slid on fears of the impending war with Iraq, possible terrorism attacks and international political conflict. Markets recovered to surge ahead in the second quarter due to the easing of geopolitical tension, massive short covering, excess liquidity, some positive first quarter earnings reports, and economic recovery. Stronger corporate earnings, growth in capital and consumer spending, a weak U.S. dollar, and low interest rates boosted stock prices and resulted in continued gains through the second half of the year. All three major U.S. market gauges made double-digit gains to end the year in solidly positive territory for the first time since 1999. The Dow Jones Industrial Average was up 25.3%, NASDAQ up 50% and the S&P 500 up 26.4%. Global markets also revived in 2003 with the biggest gains in Latin America and Asia. Long global index positions resulted in gains as global equity markets rallied throughout 2003.

Energies: Price increases in the world oil markets at the beginning of the first quarter continued to be fed by concerns of supplied disruptions due to the conflict in Iraq, civil strife in Venezuela, anticipation of a Nigerian strike and tensions on the Korean peninsula. Towards the end of the first quarter, fears of the possibility of a prolonged war in Iraq and low supplies pushed energy futures prices higher despite the securing of Iraqi oil wells. Energy price declines began in March and continued as the war in Iraq became inevitable. In order to stave off the declining prices and correct an oversupply as crude oil demand reached a seasonal low, the Organization of Petroleum Exporting Countries (“OPEC”) members agreed to cut current output by seven percent in April. Toward the end of the second quarter, energy prices, in general, were higher due to Nigeria’s general worker’s strike, low U.S. oil inventory levels and expectations of U.S. economic growth. Oil prices spiked in September as OPEC announced an output reduction of 3.5% ahead of peak winter demand to stem the decline in prices. Prices stabilized slightly when investors realized supplies appeared to be sufficient but ended the quarter at the highest level in three weeks. Energy prices for the fourth quarter experienced volatile but upward trending conditions. China’s demand for crude oil, falling U.S. inventories and OPEC decision to cut output quotas due to the weak dollar resulted in crude oil rising to its highest closing price in nine-months. An early cold snap and snowstorms in the Northeast led to a surge in natural gas prices. Long crude oil positions resulted in net gains for Series A.

Metals: Throughout 2003, metal prices have risen between approximately 15% and 115% on the back of increased world demand and concerns about poor global inventory levels. Investors and speculators purchased precious metals as a way to hedge against the declining dollar. Gold crossed the threshold of $400 an ounce for the first time in seven years while silver reached a five and a half-year high and increased 24% for the year. China’s voracious appetite for industrial metals moved prices up and copper reached a six-year high due to short-term supply disruptions. Speculation that manufacturers will boost metal purchases increased base metal prices and led to net gains in long aluminum and copper positions.

Grains: High demand for U.S. exports led to increased prices in grains and other crops in 2003. China made record purchases in soybeans and is forecasted to double its orders. Corn and wheat prices rallied as well but not as strongly as soybeans. Long soybean and wheat positions resulted in net gains as drought conditions drove prices upward.

Softs: Cotton prices increased 47% in 2003 as China increased its demand for raw materials. Coffee prices also rose because of poor growing conditions in Brazil resulting in a drop in stockpiles. Sugar prices dropped more than 25% as surpluses were recorded for the eleventh consecutive year. Early political unrest in the Ivory Coast led to a rally in cocoa prices only to fall as tensions eased and production grew. High volatility in the softs markets led to net losses in sugar positions.

Effective December 6, 1999, the Eagle-Global System became the exclusive trading program used by the Trading Advisor to trade Series A’s assets. In conjunction with this change, the Managing Owner and the Trading Advisor voluntarily agreed to terminate the Initial Advisory Agreement and enter into the New Advisory Agreement effective March 21, 2000.

Pursuant to the New Advisory Agreement, the Trading Advisor was to be paid a weekly management fee at an annual rate of 1% of Series A’s net asset value until the net asset value per interest was at least $80 for a period of 10 consecutive business days, at which time the weekly management fee was to be increased to an annual rate of 2% (i.e., the rate pursuant to the Initial Advisory Agreement). Effective October 31, 2001, Series A sustained a net asset value per Interest greater than $80 for 10 consecutive business days. As a result, the Trading Advisor has been paid a weekly management fee at an annual rate of 2% since November 1, 2001. Additionally, although the term of the New Advisory Agreement commenced on March 21, 2000, the Trading Advisor must recoup all trading losses incurred under the Initial Advisory Agreement before an incentive fee is paid. The incentive fee is discussed further in Note C to the financial statements. Furthermore, the New Advisory Agreement resets the net asset value for purposes of its termination provisions, as more fully discussed in Note F to the financial statements. The New Advisory Agreement may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

Fluctuations in overall average net asset levels have led to corresponding fluctuations in interest earned and commissions and management fees incurred by Series A, which are largely based on the level of net assets. Series A’s average net asset levels were higher during the year ended December 31, 2003 versus the prior year, primarily due to favorable trading performance during 2003 offset, in part, by redemptions during the year. Series A’s average net asset levels were lower during the year ended December 31, 2002 versus the prior year, primarily due to redemptions during the year offset, in part, by favorable trading performance during 2002.

Interest income is earned on the average net assets held at PFD and, therefore, varies weekly according to interest rates, trading performance and redemptions. Interest income decreased $40,000 during 2003 as compared to 2002 and $189,000 during 2002 as compared to 2001. These decreases were due primarily to declining interest rates during 2003 and 2002. Additionally in 2002, the decrease in net asset levels as discussed above contributed to the decrease in interest income.

Commissions are calculated on Series A’s net asset value at the end of each week and, therefore, vary according to weekly trading performance and redemptions. Commissions increased $6,000 during 2003 as compared to 2002 and decreased $112,000 during 2002 as compared to 2001, due to the corresponding increase and decrease in average net asset levels as discussed above.

All trading decisions for Series A are made by the Trading Advisor. Management fees are calculated on Series A’s net asset value at the end of each week and, therefore, are affected by weekly trading performance and redemptions. Management fees increased $2,000 during 2003 as compared to 2002 and $30,000 during 2002 as compared to 2001, due to the fluctuations in average net asset levels, as well as the increase in the management fee rate during November 2001 as discussed above.

Incentive fees are based on the “New High Net Trading Profits” generated by the Trading Advisor, as defined in the New Advisory Agreement among Series A, the Managing Owner and the Trading Advisor. Incentive fees were $91,000 and $153,000 for the years ended December 31, 2003 and 2002, respectively. There were no incentive fees earned during the year ended December 31, 2001.

Inflation

Inflation has had no material impact on operations or on the financial condition of Series A from inception through December 31, 2003.

OTHER INFORMATION

The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 2003 was $79.

Series A’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

World Monitor Trust—Series A/0TH

Peck Slip Station

P.O. Box 2303

New York, New York 10273-0005