Form 10-K, Exhibit 13
period 2004-12-31
WORLD MONITOR TRUST SERIES A
filed 2005-03-31
CIK 1051822

WORLD MONITOR TRUST – SERIES A

ANNUAL REPORT

December 31, 2004

WORLD MONITOR TRUST – SERIES A

The financial statements are comprised of Section I, containing the financial statements of World Monitor Trust – Series A as of December 31, 2004 and 2003, and for the years ended December 31, 2004, 2003 and 2002, and Section II, containing the financial statements of WMT Campbell Pool L.L.C. as of December 31, 2004 and for the period December 6, 2004 (commencement of operations) to December 31, 2004.

SECTION I

PAGES
Report of Independent Registered Public Accounting Firm – Arthur F. Bell, Jr. & Associates, L.L.C.	1

Report of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP	2

Financial Statements

Statements of Financial Condition	3

Condensed Schedules of Investments	4

Statements of Operations	5

Statements of Changes in Trust Capital	6

Notes to Financial Statements	7 –17

SECTION II

Financial statements of WMT Campbell Pool L.L.C. as of December 31, 2004

and for the period December 6, 2004 (commencement of operations) to December 31, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust – Series A

We have audited the accompanying statement of financial condition of World Monitor Trust – Series A as of December 31, 2004, including the December 31, 2004 condensed schedule of investments, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Monitor Trust – Series A as of December 31, 2004, and the results of its operations and changes in its trust capital for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland

March 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

World Monitor Trust – Series A

In our opinion, the accompanying statement of financial condition, including the condensed schedule of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of World Monitor Trust – Series A at December 31, 2003, and the results of its operations and changes in its trust capital for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 23, 2004

WORLD MONITOR TRUST – SERIES A

STATEMENTS OF FINANCIAL CONDITION

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash in commodity trading accounts	$16,066	$5,484,186
Net unrealized gain on open futures contracts	0	193,314
Investment in WMT Campbell Pool L.L.C. (100.00% of net asset value)	2,980,766	0
Redemption receivable from WMT Campbell Pool L.L.C.	4,466	0

Total assets	$3,001,298	$5,677,500

LIABILITIES
Commissions payable	$16,240	$38,506
Management fees payable	0	10,130
Incentive fee payable	0	51,375

Total liabilities	16,240	100,011

Commitments

Trust capital
Limited interests (36,398.946 and 44,747.828 interests outstanding) at December 31, 2004 and 2003	2,953,494	5,521,592
Managing Owner interests (389 and 453 interests outstanding) at December 31, 2004 and 2003	31,564	55,897

Total trust capital	2,985,058	5,577,489

Total liabilities and trust capital	$3,001,298	$5,677,500

See accompanying notes.

WORLD MONITOR TRUST – SERIES A

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2004 and 2003

	2004		2003
Futures Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures Contracts

Futures contracts purchased:
Commodities	0.00%	$0	6.28%	$350,426
Currencies	0.00%	0	1.56%	86,319
Interest rates	0.00%	0	0.27%	15,295
Stock indices	0.00%	0	0.56%	31,451

Net unrealized gain on futures contracts purchased	0.00%	0	8.67%	483,491

Futures contracts sold:
Commodities	0.00%	0	(4.62)%	(257,490)
Interest rates	0.00%	0	(0.58)%	(32,687)

Net unrealized (loss) on futures contracts sold	0.00%	0	(5.20)%	(290,177)

Net unrealized gain on futures contracts	0.00%	$0	3.47%	$193,314

Settlement Currency – Futures Contracts
British pound	0.00%	$0	(0.44)%	$(24,542)
Euro	0.00%	0	0.19%	10,476
Australian dollar	0.00%	0	0.00%	0
U.S. dollar	0.00%	0	3.72%	207,380

Total	0.00%	$0	3.47%	$193,314

See accompanying notes.

WORLD MONITOR TRUST – SERIES A

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
NET INCOME FROM TRUST OPERATIONS:
REVENUES
Realized	$(1,303,894)	$1,703,845	$1,920,269
Change in net unrealized	(193,314)	84,303	(101,136)
Interest income	55,737	72,328	112,336

Total revenues	(1,441,471)	1,860,476	1,931,469

EXPENSES
Commissions	257,440	421,547	415,523
Management fee	62,220	109,191	107,263
Incentive fee	(8,750)	91,432	153,424

Total expenses	310,910	622,170	676,210

NET INCOME (LOSS) FROM TRUST OPERATIONS	(1,752,381)	1,238,306	1,255,259

NET (LOSS) ALLOCATED FROM WMT CAMPBELL POOL L.L.C.:
REVENUES
Realized	(11,146)	0	0
Change in net unrealized	(48,181)	0	0
Interest income	3,252	0	0

Total revenues	(56,075)	0	0

EXPENSES
Brokerage commissions and other transaction fees	1,827	0	0
Management fee	4,671	0	0

Total expenses	6,498	0	0

NET (LOSS) ALLOCATED FROM WMT CAMPBELL POOL L.L.C.	(62,573)	0	0

NET INCOME (LOSS)	$(1,814,954)	$1,238,306	$1,255,259

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income (loss) per weighted average limited and Managing Owner interest	$(43.70)	$25.98	$20.59

Weighted average number of limited and Managing Owner interests outstanding	41,530	47,665	60,962

See accompanying notes.

WORLD MONITOR TRUST – SERIES A

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2004, 2003 and 2002

	Interests	Limited Interests	Managing Owner Interests	Total
Trust capital at December 31, 2001	71,476.634	$5,531,871	$59,768	$5,591,639
Redemptions	(19,687.404)	(1,757,852)	(20,375)	(1,778,227)
Net income for the year ended December 31, 2002		1,241,606	13,653	1,255,259

Trust capital at December 31, 2002	51,789.230	5,015,625	53,046	5,068,671
Redemptions	(6,588.402)	(718,585)	(10,903)	(729,488)
Net income for the year ended December 31, 2003		1,224,552	13,754	1,238,306

Trust capital at December 31, 2003	45,200.828	$5,521,592	$55,897	$5,577,489
Redemptions	(8,412.882)	(771,468)	(6,009)	(777,477)
Net (loss) for the year ended December 31, 2004		(1,796,630)	(18,324)	(1,814,954)

Trust capital at December 31, 2004	36,787.946	$2,953,494	$31,564	$2,985,058

Net Asset Value per Limited and Managing Owner Interest
December 31,
2004	2003	2002
$81.14	$123.39	$97.87

See accompanying notes.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS

Note 1. ORGANIZATION

A.	General Description of the Trust

World Monitor Trust – Series A (the “Trust”) is a business trust organized under the laws of Delaware on December 17, 1997. The Trust commenced trading operations on June 10, 1998 and will terminate on December 31, 2047 unless terminated sooner as provided in the Third Amended and Restated Declaration of Trust and Trust Agreement. The Trust consists of three separate and distinct series (“Series”): Series A, B and C. The assets of each Series are segregated from those of the other Series, separately valued and independently managed. Each Series was formed to engage in the speculative trading of a diversified portfolio of futures, forward and options contracts and may, from time to time, engage in cash and spot transactions. The trustee of the Trust is Wilmington Trust Company.

On July 1, 2003, Prudential Financial, Inc. (“Prudential”) and Wachovia Corp. (“Wachovia”) combined their separate retail securities brokerage and clearing businesses under a new holding company named Wachovia/Prudential Financial Advisors, LLC (“WPFA”), owned 62% by Wachovia and 38% by Prudential. As a result, the retail brokerage operations of Prudential Securities Incorporated (“PSI”) were contributed to Wachovia Securities, LLC (“Wachovia Securities”). Wachovia Securities is wholly-owned by WPFA and is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (“NASD”) and all major securities exchanges. Series A and its Managing Owner, Prudential Securities Futures Management, Inc., which was an indirect wholly-owned subsidiary of PSI, entered into a service agreement with Wachovia Securities, effective July 1, 2003. Pursuant to this agreement, Wachovia Securities agreed to provide certain enumerated services to accounts of the limited interest owners carried at Wachovia.

Effective July 1, 2003, PSI changed its name to Prudential Equity Group, Inc. (“PEG”). PEG remained an indirectly wholly-owned subsidiary of Prudential. PEG was a registered broker-dealer and a member of the NASD and all major securities exchanges and conducted the equity research, domestic and international equity sales and trading operations, and commodity brokerage and derivative operations it had previously conducted as PSI until December 31, 2003. As part of the process of reorganizing its business structure, Prudential Securities Group Inc. (“PSG”), the direct parent of PEG and a wholly-owned subsidiary of Prudential, transferred the commodity brokerage, commodity clearing and derivative operations previously performed by PEG to another PSG indirect wholly-owned subsidiary, Prudential Financial Derivatives, LLC (“PFD”) effective January 1, 2004. Like PEG, PFD is registered as a futures commission merchant under the Commodity Exchange Act and is a member of the National Futures Association. On April 1, 2004, PEG transferred the ownership of the Managing Owner and PFD Holdings, LLC, the direct parent of PFD to PSG.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

A.	General Description of the Trust (continued)

On June 30, 2004, PSG and Preferred Investment Solutions Corp., formerly Kenmar Advisory Corp. (“Preferred”), entered into a Stock Purchase Agreement, pursuant to which PSG would sell, and Preferred would buy, all of the capital stock of Prudential Securities Futures Management Inc. (the then current Managing Owner of Series A) and another commodity pool operator owned by PSG. In connection with the transaction, Prudential Securities Futures Management, Inc. solicited proxies seeking approval from the Series A interest holders for (i) the sale of the stock of Prudential Securities Futures Management, Inc. to Preferred; (ii) the concomitant approval of Preferred as the new Managing Owner of Series A; and (iii) the concomitant approval of certain amendments to the Declaration of Trust and Trust Agreement of the Trust. A Report on Form 8-K describing the transaction was filed with the Securities and Exchange Commission on July 1, 2004 and the definitive proxies were filed with the Securities and Exchange Commission on July 20, 2004.

As of October 1, 2004, Preferred acquired from PSG all of the outstanding stock of Prudential Securities Futures Management Inc. Immediately after such acquisition, Prudential Securities Futures Management Inc. was merged with and into Preferred. Accordingly, as of October 1, 2004 all of the board of directors and officers of Prudential Securities Futures Management Inc. resigned. Following Preferred’s acquisition of Prudential Securities Futures Management, Inc. and its merger with and into Preferred, Preferred became the successor Managing Owner of Series A.

The term Managing Owner, as used herein, refers either to Prudential Securities Futures Management Inc. or Preferred, depending upon the applicable period discussed.

Effective December 6, 2004, Series A contributed its net assets to WMT Campbell Pool L.L.C. (the “Company”) and received a Voting Membership Interest in the Company. The Company was formed to function as an aggregate trading vehicle. The sole members of the Company are Series A and World Monitor Trust II – Series F (“Series F”). Preferred is the Managing Owner of Series F and has been delegated administrative authority over the operations of the Company. The Company engages in the speculative trading of futures contracts. The financial statements of the Company, including the condensed schedule of investments, are included in Section II of these financial statements and should be used in conjunction with Series A’s financial statements.

B.	Regulation

As a registrant with the Securities and Exchange Commission, the Trust is subject to the regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity pool, the Trust is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Trust executes transactions. Additionally, the Trust is subject to the requirements of the futures commission merchants (brokers) and interbank market makers through which the Trust trades.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

C.	The Offering

Beneficial interests in each Series (“Interests”) were offered once each week until each Series’ subscription maximum was met either through sale or exchange or until the Managing Owner suspended the offering of Interests. On June 10, 1998, a sufficient number of subscriptions for each Series had been received and accepted by the Managing Owner to permit each Series to commence trading. World Monitor Trust – Series A (“Series A”) completed its initial offering with gross proceeds of $6,039,177 from the sale of 59,631.775 Limited Interests and 760 of General Interests. General Interests were sold exclusively to the Managing Owner.

Series A was offered until it achieved its subscription maximum of $34,000,000 during November 1999. Interests in World Monitor Trust – Series B (“Series B”) and World Monitor Trust – Series C (“Series C”) continued to be offered on a weekly basis at the then current net asset value per interest until the Managing Owner suspended the offering of Interests for each Series. The Managing Owner suspended the offering of Interests in Series B and Series C and allowed all selling registrations to expire by April 30, 2002. Series C was liquidated effective September 20, 2004. As such, Interests owned in one series of the Trust may no longer be exchanged for Interests of one or more other Series. While the Managing Owner does not anticipate doing so, it may, at its election, reinstate the offering of Interests in Series A in the future.

The Managing Owner is required to maintain at least 1% interest in the capital, profits and losses of each Series so long as it is acting as the Managing Owner, and it will make such contribution (and in return receive general interests) as are necessary to meet this requirement.

D.	The Trading Advisor

Each Series has its own independent commodity trading advisor that makes that Series trading decisions. The Managing Owner has allocated 100% of the proceeds from the initial and continuous offering of Series A to its trading advisor. The Managing Owner, on behalf of Series A, initially entered into an advisory agreement (the “Initial Advisory Agreement”) with Eagle Trading Systems, Inc. (the “Trading Advisor”) to make the trading decisions for Series A utilizing both the Eagle-Global System and the Eagle-FX System.

Effective December 6, 1999, the Eagle-Global System became the exclusive trading program used by the Trading Advisor to trade Series A’s assets. In conjunction with this change, the Managing Owner and the Trading Advisor voluntarily agreed to terminate the Initial Advisory Agreement and enter into a new advisory agreement (the “New Advisory Agreement”) effective March 21, 2000.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

D.	The Trading Advisor (continued)

Pursuant to the New Advisory Agreement, the Trading Advisor was paid a weekly management fee at an annual rate of 1% of Series A’s net asset value until the net asset value per Interest was at least $80 for a period of at least 10 consecutive business days, at which time the weekly management fee was to be increased to an annual rate of 2% (i.e. the rate pursuant to the Initial Advisory Agreement). Effective October 31, 2001, Series A sustained a new asset value per Interest greater than $80 for 10 consecutive business days. As a result, the Trading Advisor was paid a weekly management fee at an annual rate of 2% since November 1, 2001. Series A also pays its Trading Advisor a quarterly incentive fee equal to 23% of the Registrant’s “New High Net Trading Profits” (as defined in the New Advisory Agreement). The Incentive fee accrues weekly. Additionally, although the term of the New Advisory Agreement commenced on March 21, 2000, the Trading Advisor must recoup all trading losses incurred under the Initial Advisory Agreement before an incentive fee is paid. Furthermore, the New Advisory Agreement resets the net asset value for purposes of its termination provisions. The New Advisory Agreement may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

Effective August 30, 2004, Eagle Trading Systems was removed as the trading advisor of Series A because the trading advisor experienced losses in excess of 33 1/3% since January 1, 2004. For the period from August 30, 2004 through December 6, 2004, the assets of Series A remained in cash at its broker. As of December 6, 2004, Series A’s assets were invested in the WMT Campbell Pool L.L.C.

E.	Exchanges, Redemptions and Termination

As a result of the Managing Owner suspending the offering of Interests in Series B and Series C as discussed in Note C, Interests owned in one series of the Trust (Series A, B or C) may no longer be exchanged for Interests of one or more other Series.

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

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of Accounting

The financial statements of Series A are prepared in accordance with accounting principles generally accepted in the United States of America. Such principles require the Managing Owner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A.	Basis of Accounting (continued)

Commodity futures transactions are reflected in the accompanying statements of financial condition on trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the statement of financial condition in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

The weighted average number of Limited and General Interests outstanding was computed for purposes of disclosing net income (loss) per weighted average Limited and General Interest. The weighted average Limited and General Interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests subscribed or redeemed based on their respective time outstanding during such period.

Series A has elected not to provide a Statements of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows – Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale”.

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

B.	Income Taxes

Series A is treated as a partnership for Federal income tax purposes. As such, Series A is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual Interest holders including the Managing Owner. Series A may be subject to other state and local taxes in jurisdictions in which it operates.

C.	Investment in WMT Campbell Pool L.L.C.

The investment in WMT Campbell Pool L.L.C. is reported in Series A’s statement of financial condition at the net asset value as reported by the Company. Series A records its proportionate share of the Company’s income or loss in the statement of operations. Valuation of futures contracts by the Company is discussed in the notes to the Company’s financial statements included in Section II of this report.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

D.	Profit and Loss Allocations and Distributions

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

E.	Foreign Currency Transaction

Series A’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other then the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 3. FEES

A.	Organizational, Offering, General and Administrative Costs

PEG or its affiliates paid all the costs of organizing Series A and offering its Interests and continued to pay all the administrative costs incurred by the Managing Owner or its affiliates for services they performed for Series A through September 30, 2004. For the period October 1, 2004 to December 6, 2004, Preferred paid all administrative costs for services it performed for Series A. Administrative costs include, but are not limited to, those discussed in Note 4 below. Routine legal, audit, postage and other routine third party administrative costs also were paid by PEG or its affiliates through September 30, 2004 and by Preferred for the period October 1, 2004 to December 6, 2004. Under the WMT Campbell Pool L.L.C. Organization Agreement, Preferred may allocate administrative costs of the Company to Series A.

B.	Management and Incentive Fees

Through March 2000, Series A paid its Trading Advisor a management fee at an annual rate of 2% of Series A’s net asset value allocated to its management. In March 2000, the management fee was reduced to 1% and in November 2001 was increased back to 2%, as defined in the New Advisory Agreement and previously discussed in Note 1. The management fee was determined weekly and the sum of such weekly amounts was paid monthly. Series A also paid its Trading Advisor a quarterly incentive fee equal to 23% of such Trading Advisor’s “New High Net Trading Profits” (as defined in the New Advisory Agreement). The incentive fee accrued weekly.

As previously discussed in Note 1, Eagle Trading Systems was removed as the Trading Advisor effective August 30, 2004.

Effective with Series A’s investment in the Company on December 6, 2004, Series A is allocated its proportionate share of the Company’s management and incentive fees on a pro rata basis based on Series A’s pro rata capital in the Company.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. FEES (CONTINUED)

C.	Commissions

Prior to January 1, 2004, Prudential Securities Futures Management, Inc., as Managing Owner, and the Trust entered into a brokerage agreement with PEG to act as commodity broker for each Series whereby Series A pays a fixed fee for brokerage services rendered at an annual rate of 7.75% of Series A’s net asset value. The fee is determined weekly and the sum of such weekly amounts is paid monthly. From this fee, PEG paid execution costs (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees), as well as compensation to employees who sold Interests.

On January 1, 2004, PEG, a wholly owned subsidiary of PSG, transferred its Global Derivatives Division to PFD and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with Series B to PFD, a properly qualified futures commission merchant.

On October 1, 2004, an agreement was executed between Preferred and PFD which amended and restated the brokerage commissions which were previously paid to PFD, excluding transaction fees which will be paid to PFD. The agreement incorporates the previous PFD brokerage agreement’s terms, including the total fees paid by Series A.

Effective with Series A’s investment in WMT Campbell Pool L.L.C. on December 6, 2004, Series A is allocated its proportionate share of the Company’s PFD transaction based fees on a pro rata basis based on Series A’s pro rata capital in the Company. Series A continues to pay a fixed fee equal to 7.75% of its net asset value directly to the Managing Owner, less PFD transaction based fees allocated to Series A from the Company.

Note 4. RELATED PARTIES

The Managing Owner or third parties engaged by the Managing Owner perform services for Series A, which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions: investor communications, printing and other administrative services. As further described in Note 3, except for costs related to brokerage services, PEG, or its affiliates, or Preferred pay all the costs of these services in addition to Series A’s routine operational, administrative, legal and auditing costs. Additionally, PEG or its affiliates paid the costs associated with offering Series A’s Interests.

The costs charged to Series A for brokerage services for the years ended December 31, 2004, 2003 and 2002 were $259,266, $421,547 and $415,523, respectively.

All of the proceeds of the offering of Series A were received in the name of Series A and were deposited in trading or cash accounts at PEG. Prior to January 1, 2004, Series A’s assets were maintained with PEG for margin purposes and PEG credited Series A monthly with 100% of the interest it earned on the average net assets in Series A’s accounts. Effective January 1, 2004, Series A’s assets are maintained with PFD and PFD credits Series A monthly with 100% of the interest it earns on the average net assets in Series A’s accounts.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 4. RELATED PARTIES (CONTINUED)

Series A, acting through its Trading Advisor, may execute over-the-counter, spot, forward and/or option foreign exchange transactions with its broker (PEG through December 31, 2003 and PFD effective January 1, 2004). The respective broker then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions.

PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. Prior to December 6, 2004 all over-the-counter currency transactions were conducted between Series A and its broker pursuant to a line of credit.

Note 5. INVESTMENT IN WMT CAMPBELL POOL L.L.C.

Effective December 6, 2004, Series A invested a substantial portion of its assets in WMT Campbell Pool L.L.C. (the “Company”). Series A’s investment in the Company represents approximately 7% of the net asset value of the Company at December 31, 2004. The investment in the Company is subject to the Organization Agreement of the Company.

Summarized information for this investment is as follows:

	Net Asset Value January 1, 2004	Investments	(Loss)	Redemptions	Net Asset Value December 31, 2004
WMT Campbell Pool L.L.C.	$0	$3,100,000	$(62,573)	$(56,661)	$2,980,766

Series A may make additional contributions to, or redemptions from, the Company on a weekly basis.

Note 6. INCOME TAXES

There have been no differences between the tax basis and book basis of Interest holders’ capital since inception of the Trust.

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

Series A is exposed to various types of risks associated with the derivative instruments and related markets in which it invests as well as through its investment in WMT Campbell Pool L.L.C. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of Series A’s investment activities (credit risk).

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

A.	Market Risk

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

Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effect among the derivative instruments Series A holds and the liquidity and inherent volatility of the markets in which Series A trades.

B.	Credit Risk

When entering into futures or forward contracts, Series A is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is a concentration risk on forward transactions entered into by Series A as Series A’s commodity broker (as defined in Note 4), is the sole counterparty. Series A has entered into a master netting agreement with its broker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series A’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of Series A’s contracts may result in greater loss than non-performance on all of Series A’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series A.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

B.	Credit Risk (Continued)

The Managing Owner attempts to minimize both credit and market risks by requiring Series A and the Trading Advisor of WMT Campbell Pool L.L.C. to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreement among WMT Campbell Pool L.L.C., Preferred and the Trading Advisor, Preferred shall automatically terminate WMT Campbell Pool L.L.C.’s trading agreement if the net asset value allocated to the trading advisor declines by 40% from the value at the beginning of any year or since the effective date of the advisory agreement (i.e., December 2004). Furthermore, the Third Amended and Restated Declaration of Trust and Trust Agreement provides that Series A will liquidate its positions, and eventually dissolve, if Series A experiences a decline in net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interest of Series A.

Series A’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series A all assets of Series A relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2004 and 2003, such segregated assets totaled $98 and $2,014,739, respectively. Part 30.7 of the CFTC regulations also requires Series A’s futures commission merchant to secure assets of Series A related to foreign futures trading which totaled $15,968 and $3,662,761 at December 31, 2004 and 2003, respectively. There are no segregation requirements for assets related to forward trading.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 8. FINANCIAL HIGHLIGHTS

The following information presents per interest operating performance data and other supplemental financial data for the years ended December 31, 2004, 2003 and 2002. This information has been derived from information presented in the financial statements.

	2004	2003	2002
Per Interest Performance
(for an interest outstanding throughout the entire year)

Net asset value per interest at beginning of year	$123.39	$97.87	$78.23

Net realized gain and change in net unrealized gain/loss on commodity transactions (1), (3)	(36.03)	37.12	29.33
Interest income (1), (3)	1.42	1.52	1.86
Expenses (1), (3)	(7.64)	(13.12)	(11.55)

Net increase (decrease) for the year	(42.25)	25.52	19.64

Net asset value per interest at end of year	$81.14	$123.39	$97.87

Total Return
Total Return before incentive fees	(34.45)%	27.77%	27.98%
Incentive fees	0.21%	(1.69)%	(2.87)%

Total Return after incentive fees	(34.24)%	26.08%	25.11%

Supplemental Data
Ratios to average net asset value:(3)
Net investment loss before incentive fees (2)	(6.36)%	(8.49)%	(7.66)%
Incentive fees	0.21%	(1.69)%	(2.87)%

Net investment loss after incentive fees (2)	(6.15)%	(10.18)%	(10.53)%

Interest income	1.40%	1.34%	2.10%

Incentive fees	(0.21)%	1.69%	2.87%
Other expenses	7.76%	9.83%	9.76%

Total expenses	7.55%	11.52%	12.63%

Total returns are calculated based on the change in value of an interest during the year. An individual interestholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)	Interest income per interest and expenses per interest are calculated by dividing interest income and expenses by the weighted average number of interests outstanding during the year. Net realized gain and change in net unrealized gain/loss on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per interest with the other per interest information.
(2)	Represents interest income less total expenses (exclusive of incentive fees).
(3)	For the year ended December 31, 2004, interests includes the proportionate share of income and expense of WMT Campbell Pool L.L.C.

SECTION II

WMT CAMPBELL POOL L.L.C.

ANNUAL REPORT

December 31, 2004

WMT CAMPBELL POOL L.L.C.

TABLE OF CONTENTS

PAGES
Independent Auditor’s Report	1

Financial Statements

Statement of Financial Condition	2

Condensed Schedule of Investments	3

Statement of Operations	4

Statement of Changes in Members’ Capital (Net Asset Value)	5

Notes to Financial Statements	6 – 10

INDEPENDENT AUDITOR’S REPORT

To the Managing Owner and Members of

WMT Campbell Pool L.L.C.

We have audited the accompanying statement of financial condition of WMT Campbell Pool L.L.C., including the condensed schedule of investments, as of December 31, 2004, and the related statements of operations and changes in members’ capital (net asset value) for the period December 6, 2004 (commencement of operations) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WMT Campbell Pool L.L.C. as of December 31, 2004, and the results of its operations and changes in its members’ capital (net asset value) for the period December 6, 2004 (commencement of operations) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland

March 25, 2005

WMT CAMPBELL POOL L.L.C.

STATEMENT OF FINANCIAL CONDITION

December 31, 2004

ASSETS
Cash in commodity trading accounts	$42,836,462
Net unrealized (loss) on open contracts	(657,261)
Interest receivable	40,442

Total assets	$42,219,643

LIABILITIES
Commissions payable	$435
Management fee payable	64,650
Redemptions payable	258,271

Total liabilities	323,356

Commitments

MEMBERS’ CAPITAL (Net Asset Value)
Member A	2,980,766
Member F	38,915,521

Total members’ capital (Net Asset Value)	41,896,287

Total liabilities and members’ capital	$42,219,643

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

CONDENSED SCHEDULE OF INVESTMENTS

December 31, 2004

Futures Contracts	Net Unrealized Gain (Loss) as a % of Net Asset Value	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	(0.06)%	$(25,083)
Currencies	(1.01)%	(425,541)
Interest rates	0.13%	56,691
Stock indices	0.69%	289,217

Net unrealized (loss) on futures contracts purchased	(0.25)%	(104,716)

Futures contracts sold:
Commodities	(0.01)%	(5,788)
Currencies	(1.41)%	(594,763)
Interest rates	0.11%	48,006

Net unrealized (loss) on futures contracts sold	(1.31)%	(552,545)

Net unrealized (loss) on futures contracts	(1.56)%	$(657,261)

Settlement Currency – Futures Contracts
British pound	0.24%	$103,009
Euro	0.00%	2,010
Australian dollar	0.00%	719
U.S. dollar	(1.89)%	(796,614)
Canadian dollar	0.00%	(2,439)
Swiss franc	0.02%	7,467
Japanese yen	0.06%	25,576
Hong Kong dollar	0.01%	3,011

Total	(1.56)%	$(657,261)

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

STATEMENT OF OPERATIONS

For the Period December 6, 2004 (commencement of operations) to December 31, 2004

REVENUES
Realized	$(161,686)
Change in unrealized	(657,261)
Interest income	40,442

Total revenues	(778,505)

EXPENSES
Commissions	25,092
Management fee	64,650

Total expenses	89,742

NET (LOSS)	$(868,247)

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL (NET ASSET VALUE)

For the Period December 6, 2004 (commencement of operations) to December 31, 2004

	Members’ Capital
	Member A	Member F	Total
Balances at December 6, 2004 (commencement of operations)	$0	$0	$0
Additions	3,100,000	39,975,000	43,075,000
Net (loss) for the period December 6, 2004 (commencement of operations) to December 31, 2004	(62,573)	(805,674)	(868,247)
Redemptions	(56,661)	(253,805)	(310,466)

Balances at December 31, 2004	$2,980,766	$38,915,521	$41,896,287

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS

Note	1. ORGANIZATION

A.	General Description of the Company

WMT Campbell Pool L.L.C. (the “Company”) is a limited liability company organized under the laws of Delaware on November 3, 2004 and commenced trading operations on December 6, 2004. The Company was formed to engage in the speculative trading of a diversified portfolio of futures contracts, options on futures contracts and forward currency contracts and may, from time to time, engage in cash and spot transactions. Preferred Investment Solutions Corp. (“Preferred”) is the Managing Owner of the Company. The Company currently consists of two members: World Monitor Trust-Series A (“Member A”) and World Monitor Trust II-Series F (“Member F”) (collectively, the “Members”). Preferred is also the Managing Owner of each of the Members. Upon making the initial capital contribution, each Member received Voting Membership Interests.

The Company is a Member managed limited liability company that is not registered in any capacity with, or subject directly to regulation by the Commodity Futures Trading Commission or the United States Securities and Exchange Commission.

B.	The Trading Advisor

The Company entered into an advisory agreement with Campbell & Company, Inc. (the “Trading Advisor”) to make the trading decisions for the Company. The Trading Advisor manages approximately 100% of the assets of the Company pursuant to its Financial, Metal & Energy Large Portfolio.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of Accounting

The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America, which require the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Commodity futures transactions are reflected in the accompanying statement of financial condition on the trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the statement of financial condition in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A.	Basis of Accounting (Continued)

The Company has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows – Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

Consistent with standard business practices in the normal course of business, the Company has provided general indemnifications to its Trading Advisor and others when they act, in good faith, in the best interests of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

B.	Income Taxes

The Company is treated as a partnership for Federal income tax purposes. As such, the Company is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the Members. The Company may be subject to other state and local taxes in jurisdictions in which it operates.

C.	Capital Accounts

The Company accounts for subscriptions, allocations and redemptions on a per member capital account basis.

The Company allocates profits and losses for both financial and tax reporting purposes to its Members weekly on a pro rata basis based on each Member’s pro rata capital in the Company during the week. Distributions (other than redemptions of capital) may be made at the sole discretion of the Members on a pro rata basis in accordance with the Members’ respective capital balances. The Company does not presently intend to make any distributions.

D.	Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. FEES

A.	Organizational, General and Administrative Costs

Preferred has paid the costs associated with organizing the Company. Under the WMT Campbell Pool L.L.C. Organization Agreement, Preferred may allocate administrative costs of the Company to the Members. Administrative costs include legal, audit, postage and other routine third party administrative costs. For the period ended December 31, 2004, administrative costs of approximately $20,000 were incurred by Preferred on behalf of the Company.

B.	Management and Incentive Fees

The Company pays the Trading Advisor a management fee at an annual rate of 2% of the Company’s assets determined as of the close of business each Friday. The sum of the amounts determined each Friday will be paid monthly. For purposes of determining the management fee, any distributions, redemptions or reallocation of assets made as of the last Friday of each week shall be added back to the assets and there shall be no reduction for (i) the weekly management fees calculated or (ii) any accrued but unpaid incentive fees due the Trading Advisor.

Additionally, the Company pays the Trading Advisor an incentive fee of 22% (the “Incentive Fee”) of “New High Net Trading Profits” (as defined in the Advisory Agreement). The incentive fee will accrue weekly and be paid quarterly. No incentive fee was earned during the period December 6, 2004 (commencement of operations) to December 31, 2004.

Note 4. INCOME TAXES

There have been no differences between the tax basis and book basis of Members’ capital since inception of the Company.

Note 5. DEPOSITS WITH BROKER

The Company deposits funds with a broker subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of cash with such broker. The Company earns interest income on assets deposited with the broker.

Note 6. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS

Investments in the Company are made subject to the terms of the Organization Agreement.

The Company is not required to make distributions, but could do so at the discretion of the Members. A Member can request and receive redemption of capital, subject to the terms in the Organization Agreement.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

The Company is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of the Company’s investment activities (credit risk).

A.	Market Risk

Trading in futures contracts involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Company’s net assets being traded, significantly exceeds the Company’s future cash requirements since the Company intends to close out its open positions prior to settlement. As a result, the Company is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Company considers the “fair value” of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with the Company’s commitments to purchase commodities is limited to the gross or face amount of the contract held. However, when the Company enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Company to unlimited risk.

Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effect among the derivative instruments the Company holds and the liquidity and inherent volatility of the markets in which the Company trades.

B.	Credit Risk

When entering into futures contracts, the Company is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, a clearinghouse is backed by its corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. The Company has entered into a master netting agreement with its broker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statement of financial condition. The amount at risk associated with counterparty non-performance of all of the Company’s contracts is the net unrealized gain included in the statement of financial condition; however, counterparty non-performance on only certain of the Company’s contracts may result in greater loss than non-performance on all of the Company’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Company.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

B.	Credit Risk (Continued)

The Managing Owner attempts to minimize both credit and market risks by requiring the Company and its Trading Advisor to abide by various trading limitations and policies. Preferred monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among the Company, Preferred and the Trading Advisor, the Company shall automatically terminate the Trading Agreement, if the net asset value allocated to the Trading Advisor declines by 40% from the value at the beginning of any year or since the effective date of the Advisory Agreement. The decline in net asset value is after giving effect for distributions, subscriptions and redemptions.

The Company’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Company all assets of the Company relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2004, such segregated assets totaled $5,765,078. Part 30.7 of the CFTC regulations also requires the Company’s futures commission merchant to secure assets of the Company related to foreign futures trading which totaled $36,414,123 at December 31, 2004. There are no segregation requirements for assets related to forward trading.

As of December 31, 2004, all open futures contracts mature within nine months.

Note 8. FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Company for the period December 6, 2004 (commencement of operations) to December 31, 2004. This information has been derived from information presented in the financial statements.

Total return (1)	(2.05)%

Ratio of expenses to average net asset value (2)	2.00%

Ratio of net investment (loss) to average net asset value (2)	(0.75)%

Total return and ratios to average net asset value are calculated for Members’ capital taken as a whole. An individual Member’s total return and ratios may vary from the above return and ratios based on the timing of subscriptions and redemptions.

(1)	Not annualized.
(2)	Annualized.