Form 10-K, Exhibit 13
period 2005-12-31
WORLD MONITOR TRUST SERIES A
filed 2006-04-03
CIK 1051822

WORLD MONITOR TRUST – SERIES A

ANNUAL REPORT

December 31, 2005

WORLD MONITOR TRUST – SERIES A

The financial statements are comprised of Section I, containing the financial statements of World Monitor Trust – Series A as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003, and Section II, containing the financial statements of WMT Campbell Pool L.L.C. as of December 31, 2005 and 2004 and for the period December 6, 2004 (commencement of operations) to December 31, 2004.

SECTION I

SECTION II

Financial statements of WMT Campbell Pool L.L.C. as of December 31, 2005 and 2004

and for the period December 6, 2004 (commencement of operations) to December 31, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Interest Owners of

World Monitor Trust – Series A

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of World Monitor Trust – Series A (the “Trust”) as of December 31, 2005, and the related statements of operations and changes in Unitholders’ capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the years ended December 31, 2004 and 2003, including the condensed schedule of investments for 2004, were audited by other auditors whose reports dated March 25, 2005 and January 23, 2004, respectively, expressed unqualified opinions on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of the Trust at December 31, 2005, and the results of its operations and changes in Unitholders’ capital for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 29, 2006

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

/s/ PricewaterhouseCoopers LLP

New York, New York

January 23, 2004

WORLD MONITOR TRUST – SERIES A

STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash in commodity trading accounts	$12,331	$16,066
Investment in WMT Campbell Pool L.L.C. (100.05% and 99.86% of net asset value, respectively)	2,160,971	2,980,766
Redemption receivable from WMT Campbell Pool L.L.C.	36,120	4,466

Total assets	$2,209,422	$3,001,298

LIABILITIES
Commissions payable	$15,954	$16,240
Incentive fee payable	681	0
Redemptions payable	32,903	0

Total liabilities	49,538	16,240

Trust capital
Limited interests (24,452.976 and 36,398.946 interests outstanding) at December 31, 2005 and 2004	2,137,420	2,953,494
Managing Owner interests (257 and 389 interests outstanding) at December 31, 2005 and 2004	22,464	31,564

Total trust capital	2,159,884	2,985,058

Total liabilities and trust capital	$2,209,422	$3,001,298

See accompanying notes.

WORLD MONITOR TRUST – SERIES A

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
NET INCOME FROM TRUST OPERATIONS:
REVENUES
Realized	$0	$(1,303,894)	$1,703,845
Change in net unrealized	0	(193,314)	84,303
Interest income	368	55,737	72,328

Total revenues	368	(1,441,471)	1,860,476

EXPENSES
Commissions	184,379	257,440	421,547
Management fee	0	62,220	109,191
Incentive fee	22,252	(8,750)	91,432

Total expenses	206,631	310,910	622,170

NET INCOME (LOSS) FROM TRUST OPERATIONS	(206,263)	(1,752,381)	1,238,306

NET INCOME (LOSS) ALLOCATED FROM WMT CAMPBELL POOL L.L.C.:
REVENUES
Realized	363,922	(11,146)	0
Change in net unrealized	7,966	(48,181)	0
Interest income	77,824	3,252	0

Total revenues	449,712	(56,075)	0

EXPENSES
Brokerage commissions and other transaction fees	12,564	1,827	0
Management fee	50,852	4,671	0

Total expenses	63,416	6,498	0

NET INCOME (LOSS) ALLOCATED FROM WMT CAMPBELL POOL L.L.C.	386,296	(62,573)	0

NET INCOME (LOSS)	$180,033	$(1,814,954)	$1,238,306

NET INCOME (LOSS) PER WEIGHTED
AVERAGE LIMITED AND MANAGING OWNER INTEREST
Net income (loss) per weighted average limited and Managing Owner interest	$5.86	$(43.70)	$25.98

Weighted average number of limited and Managing Owner interests outstanding	30,745	41,530	47,665

See accompanying notes.

WORLD MONITOR TRUST – SERIES A

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2005, 2004 and 2003

	Interests	Limited Interests	Managing Owner Interests	Total
Trust capital at December 31, 2002	51,789.230	$5,015,625	$53,046	$5,068,671

Redemptions	(6,588.402)	(718,585)	(10,903)	(729,488)

Net income for the year ended December 31, 2003		1,224,552	13,754	1,238,306

Trust capital at December 31, 2003	45,200.828	5,521,592	55,897	5,577,489

Redemptions	(8,412.882)	(771,468)	(6,009)	(777,477)

Net (loss) for the year ended December 31, 2004		(1,796,630)	(18,324)	(1,814,954)

Trust capital at December 31, 2004	36,787.946	2,953,494	31,564	2,985,058

Redemptions	(12,077.970)	(993,921)	(11,286)	(1,005,207)

Net income for the year ended December 31, 2005		177,847	2,186	180,033

Trust capital at December 31, 2005	24,709.976	$2,137,420	$22,464	$2,159,884

Net Asset Value per Limited and Managing Owner Interest December 31,
2005	2004	2003
$87.41	$81.14	$123.39

See accompanying notes.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS

Note 1.	ORGANIZATION

A.	General Description of the Trust

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

Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the statement of financial condition in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. The values which will be used by Series A for its open forward positions will be provided by its administrator, who obtains market quotes from data vendors and third parties. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on transactions are recognized in the period in which the contracts is closed.

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

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded, and receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

D.	Profit and Loss Allocations and Distributions

Series A allocates profits and losses for both financial and tax reporting purposes to its Interest holders weekly on a pro rata basis based on each owner’s Interests outstanding during the week. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders. The Managing Owner does not presently intend to make any distributions.

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

A.	Organizational, Offering, General and Administrative Costs

PEG or its affiliates paid all the costs of organizing Series A and offering its Interests and continued to pay all the administrative costs incurred by the Managing Owner or its affiliates for services they performed for Series A through September 30, 2004. For the period October 1, 2004 to December 31, 2005, Preferred paid all administrative costs for services it performed for Series A. Administrative costs include, but are not limited to, those discussed in Note 4 below. Routine legal, audit, postage and other routine third party administrative costs also were paid by PEG or its affiliates through September 30, 2004 and by Preferred for the period October 1, 2004 to December 31, 2005. Under the WMT Campbell Pool L.L.C. Organization Agreement, Preferred may allocate administrative costs of the Company to Series A.

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

As previously discussed in Note 1, Eagle Trading Systems was removed as the Trading Advisor effective August 30, 2004.

Effective with Series A’s investment in the Company on December 6, 2004, Series A is allocated its proportionate share of the Company’s management fees on a pro rata basis based on Series A’s pro rata capital in the Company. Incentive fees are based on each members trading profit and loss.

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

The costs charged to Series A for brokerage services for the years ended December 31, 2005, 2004 and 2003 were $196,943, $259,266 and $421,547, respectively.

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

Effective December 6, 2004, Series A invested a substantial portion of its assets in WMT Campbell Pool L.L.C. (the “Company”). Series A’s investment in the Company represents approximately 6% and 7 % of the net asset value of the Company at December 31, 2005 and 2004, respectively. The investment in the Company is subject to the Organization Agreement of the Company.

Summarized information for this investment is as follows:

	Net Asset Value January 1, 2005	Investments	Gain/ (Loss)	Redemptions	Net Asset Value December 31, 2005
WMT Campbell Pool L.L.C.	$2,980,766	$0	$386,297	$(1,206,092)	$2,160,971

	Net Asset Value January 1, 2004	Investments	(Loss)	Redemptions	Net Asset Value December 31, 2004
WMT Campbell Pool L.L.C.	$0	$3,100,000	$(62,573)	$(56,661)	$2,980,766

Series A may make additional contributions to, or redemptions from, the Company on a weekly basis.

Note 6.	INCOME TAXES

There have been no differences between the tax basis and book basis of Interest holders’ capital since inception of the Trust.

Note 7.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

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

When entering into futures or forward contracts, Series A is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is a concentration risk on forward transactions entered into by Series A as Series A’s commodity broker (through its investment in WMT Campbell Pool LLC) (as defined in Note 4), is the sole counterparty. Series A has entered into a master netting agreement with its broker (through its investment in WMT Campbell Pool LLC) and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of Series A’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of Series A’s contracts may result in greater loss than non-performance on all of Series A’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to Series A.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

B.	Credit Risk (Continued)

The Managing Owner attempts to minimize both credit and market risks by requiring Series A and the Trading Advisor of WMT Campbell Pool L.L.C. to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreement among WMT Campbell Pool L.L.C., Preferred and the Trading Advisor, Preferred shall automatically terminate WMT Campbell Pool L.L.C.’s trading agreement if the net asset value allocated to the trading advisor declines by 40% from the value at the beginning of any year or since the effective date of the advisory agreement (i.e., December 2004). Furthermore, the Third Amended and Restated Declaration of Trust and Trust Agreement provides that Series A will liquidate its positions, and eventually dissolve, if Series A experiences a decline in net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions, contributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the Trading Advisor as it, in good faith, deems to be in the best interest of Series A.

Series A’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to Series A all assets of Series A relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2005 and 2004, such segregated assets totaled $0 and $98, respectively. Part 30.7 of the CFTC regulations also requires Series A’s futures commission merchant to secure assets of Series A related to foreign futures trading which totaled $0 and $15,968 at December 31, 2005 and 2004, respectively. There are no segregation requirements for assets related to forward trading.

WORLD MONITOR TRUST – SERIES A

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 8.	FINANCIAL HIGHLIGHTS

The following information presents per interest operating performance data and other supplemental financial data for the years ended December 31, 2005, 2004 and 2003. This information has been derived from information presented in the financial statements.

	2005	2004	2003
Per Interest Performance
(for an interest outstanding throughout the entire year)

Net asset value per interest at beginning of year	$81.14	$123.39	$97.87

Net realized gain (loss) and change in net unrealized gain (loss) on commodity transactions(1),(3)	12.51	(36.03)	37.12
Interest income(1),(3)	2.54	1.42	1.52
Expenses(1),(3)	(8.78)	(7.64)	(13.12)

Net increase (decrease) for the year	6.27	(42.25)	25.52

Net asset value per interest at end of year	$87.41	$81.14	$123.39

Total Return
Total return before incentive fees	8.61%	(34.45)%	27.77%
Incentive fees	(0.88)%	0.21%	(1.69)%

Total Return after incentive fees	7.73%	(34.24)%	26.08%

Supplemental Data

Ratios to average net asset value:(3)
Net investment loss before incentive fees(2)	(6.74)%	(6.36)%	(8.49)%
Incentive fees	(0.88)%	0.21%	(1.69)%

Net investment loss after incentive fees(2)	(7.62)%	(6.15)%	(10.18)%

Interest income	3.11%	1.40%	1.34%

Incentive fees	0.88%	(0.21)%	1.69%
Other expenses	9.85%	7.76%	9.83%

Total expenses	10.73%	7.55%	11.52%

Total returns are calculated based on the change in value of an interest during the year. An individual interestholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)	Interest income per interest and expenses per interest are calculated by dividing interest income and expenses by the weighted average number of interests outstanding during the year. Net realized gain and change in net unrealized gain (loss) on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per interest with the other per interest information.
(2)	Represents interest income less total expenses (exclusive of incentive fees).
(3)	For the years ended December 31, 2005 and December 31, 2004, includes the Fund’s proportionate share of income and expense of WMT Campbell Pool L.L.C.

SECTION II

WMT CAMPBELL POOL L.L.C.

ANNUAL REPORT

December 31, 2005

WMT CAMPBELL POOL L.L.C.

TABLE OF CONTENTS

PAGES
Independent Auditor’s Report – Deloitte & Touche LLP	1

Independent Auditor’s Report – Arthur F. Bell, Jr. & Associates, L.L.C.	2

Financial Statements

Statements of Financial Condition	3

Condensed Schedule of Investments	4

Statements of Operations	5

Statements of Changes in Members’ Capital (Net Asset Value)	6

Notes to Financial Statements	7 –11

INDEPENDENT AUDITOR’S REPORT

To the Managing Owner and Members of

WMT Campbell Pool L.L.C.

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of WMT Campbell Pool L.L.C. (the “Company”) as of December 31, 2005, and the related statements of operations and changes in Unitholders’ capital for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the year ended December 31, 2004, including the condensed schedule of investments for 2004, were audited by another auditor whose report dated March 25, 2005, expressed unqualified opinions on those statements.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States), and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2005, and the results of its operations and changes in Unitholders’ capital for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 29, 2006

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

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland

March 25, 2005

WMT CAMPBELL POOL L.L.C.

STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
ASSETS
Equity in broker trading accounts
Cash in commodity trading accounts	$40,427,991	$42,836,462
Net unrealized (loss) on open contracts	(1,270,180)	(657,261)
Interest receivable	0	40,442

Total assets	$39,157,811	$42,219,643

LIABILITIES
Commissions payable	$5,377	$435
Management fee payable	78,910	64,650
Redemptions payable	316,109	258,271

Total liabilities	400,396	323,356

Commitments
MEMBERS’ CAPITAL (Net Asset Value)
Member A	2,160,971	2,980,766
Member F	36,596,444	38,915,521

Total members’ capital (Net Asset Value)	38,757,415	41,896,287

Total liabilities and members’ capital	$39,157,811	$42,219,643

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

CONDENSED SCHEDULE OF INVESTMENTS

December 31, 2005 and 2004

	2005		2004
Futures Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	(0.88)%	$(340,904)	(0.06)%	$(25,083)
Currencies	0.00%	0	(1.01)%	(425,541)
Interest rates	0.03%	13,407	0.13%	56,691
Stock indices	(0.06)%	(24,587)	0.69%	289,217

Net unrealized (loss) on futures contracts purchased	(0.91)%	(352,084)	(0.25)%	(104,716)

Futures contracts sold:
Commodities	0.00%	0	(0.01)%	(5,788)
Currencies	0.00%	0	(1.41)%	(594,763)
Interest rates	0.67%	258,268	0.11%	48,006
Stock indices	(0.02)%	(9,379)	0.00%	0

Net unrealized gain (loss) on futures contracts sold	0.65%	248,889	(1.31)%	(552,545)

Net unrealized (loss) on futures contracts	(0.26)%	$(103,195)	(1.56)%	$(657,261)

Forward Contracts

Forward contracts purchased:
Net unrealized (loss) on forward contracts purchased	(2.71)%	$(1,048,402)	0.00%	$0

Forward contracts sold:
Net unrealized (loss) on forward contracts sold	(0.30)%	(118,583)	0.00%	0

Net unrealized (loss) on forward contracts	(3.01)%	$(1,166,985)	0.00%	$0

Net unrealized (loss) on futures and forward contracts		$(1,270,180)		$(657,261)

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2005 and

For the Period December 6, 2004 (commencement of operations) to December 31, 2004

	2005	2004
REVENUES
Realized	$6,569,223	$(161,686)
Change in unrealized	(612,919)	(657,261)
Interest income	1,249,612	40,442

Total revenues	7,205,916	(778,505)

EXPENSES
Commissions	197,880	25,092
Management fee	801,735	64,650

Total expenses	999,615	89,742

NET INCOME (LOSS)	$6,206,301	$(868,247)

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (NET ASSET VALUE)

For the Year Ended December 31, 2005 and

For the Period December 6, 2004 (commencement of operations) to December 31, 2004

	Members’ Capital
	Member A	Member F	Total
Balances at December 6, 2004 (commencement of operations)	$0	$0	$0
Additions	3,100,000	39,975,000	43,075,000
Net (loss) for the period December 6, 2004 (commencement of operations) to December 31, 2004	(62,573)	(805,674)	(868,247)
Redemptions	(56,661)	(253,805)	(310,466)

Balances at December 31, 2004	2,980,766	38,915,521	41,896,287
Net gain (loss) for the year ended December 31, 2005	386,297	5,820,004	6,206,301
Redemptions	(1,206,092)	(8,139,081)	(9,345,173)

Balances at December 31, 2005	$2,160,971	$36,596,444	$38,757,415

See accompanying notes.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS

Note 1.	ORGANIZATION

A.	General Description of the Company

WMT Campbell Pool L.L.C. (the “Company”) is a limited liability company organized under the laws of Delaware on November 3, 2004 and commenced trading operations on December 6, 2004. The Company was formed to engage in the speculative trading of a diversified portfolio of futures contracts, options on futures contracts and forward currency contracts and may, from time to time, engage in cash and spot transactions. Preferred Investment Solutions Corp. (“Preferred”) is the Managing Owner of the Company. The Company currently consists of two members: World Monitor Trust – Series A (“Member A”) and World Monitor Trust II – Series F (“Member F”) (collectively, the “Members”). Preferred is also the Managing Owner of each of the Members. Upon making the initial capital contribution, each Member received Voting Membership Interests.

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

Commodity futures and foreign exchange transactions are reflected in the accompanying statement of financial condition on the trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the financial statements in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. The values which will be used by the Company for open forward positions will be provided by its administrator, who obtains market quotes from data vendors and third parties. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on transactions are recognized in the period in which the contracts are closed. Brokerage commissions include other trading fees and are charged to expense when incurred.

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

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded, and receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

The Company allocates profits and losses for both financial and tax reporting purposes to its Members weekly on a pro rata basis based on each Member’s pro rata capital in the Company during the week. Distributions (other than redemptions of capital) may be made at the sole discretion of the Members on a pro rata basis in accordance with the Members’ respective capital balances. The Company has not and does not presently intend to make any distributions.

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

A.	Organizational, General and Administrative Costs

Preferred has paid the costs associated with organizing the Company. Under the WMT Campbell Pool L.L.C. Organization Agreement, Preferred may allocate administrative costs of the Company to the Members. Administrative costs include legal, audit, postage and other routine third party administrative costs. For the year ended December 31, 2005 and for the period ended December 31, 2004, administrative costs of approximately $5,000 and $20,000, respectively, were incurred by Preferred on behalf of the Company.

B.	Management and Incentive Fees

The Company pays the Trading Advisor a management fee at an annual rate of 2% of the Company’s Net Assets determined as of the close of business each Friday. The sum of the amounts determined each Friday will be paid monthly. For purposes of determining the management fee, any distributions, redemptions or reallocation of assets made as of the last Friday of each week shall be added back to the assets and there shall be no reduction for (i) the weekly management fees calculated or (ii) any accrued but unpaid incentive fees due the Trading Advisor.

Additionally, the members of the Company pay the Trading Advisor an incentive fee of 22% (the “Incentive Fee”) of “New High Net Trading Profits” (as defined in the Advisory Agreement). The incentive fee will accrue weekly and be paid quarterly. The incentive fee is accrued and paid at the member level.

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

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

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

When entering into futures or forward contracts, the Company is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, a clearinghouse is backed by its corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other bond, there is a concentration risk on forward transactions entered into by the Company as the Companies commodity broker is the sole counterparty. The Company has entered into a master netting agreement with its broker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statement of financial condition. The amount at risk associated with counterparty non-performance of all of the Company’s contracts is the net unrealized gain included in the statement of financial condition; however, counterparty non-performance on only certain of the Company’s contracts may result in greater loss than non-performance on all of the Company’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Company.

WMT CAMPBELL POOL L.L.C.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6.	DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

B.	Credit Risk (Continued)

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

The Company’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Company all assets of the Company relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2005 and 2004, such segregated assets totaled $4,041,188 and $5,765,078, respectively. Part 30.7 of the CFTC regulations also requires the Company’s futures commission merchant to secure assets of the Company related to foreign futures trading which totaled $39,656 and $36,414,123 at December 31, 2005 and 2004, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2005, all open futures contracts mature within nine months.

Note 7.	FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Company for the year ended December 31, 2005 and for the period December 6, 2004 (commencement of operations) to December 31, 2004. This information has been derived from information presented in the financial statements.

	2005		2004
	Member A	Member F	Member A	Member F
Total return(1)	17.17%	16.98%	(2.05)%	(2.05)%
Total expenses(2)	(2.47)%	(2.51)%	(2.00)%	(2.00)%

Net investment income (loss)(2)	.62%	.63%	(0.75)%	(0.75)%

Total return and ratios to average net asset value are calculated for Members’ capital taken as a whole. An individual Member’s total return and ratios may vary from the above return and ratios based on the timing of subscriptions and redemptions.

(1)	Not annualized.
(2)	Annualized.